UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant     ☒

Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BLUE MARTINI SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of Blue Martini Software, Inc.
(2)

Aggregate number of securities to which transaction applies:

13,173,247 shares of Common Stock, which includes the anticipated issuance of 56,000 shares of Common Stock pursuant to the Blue Martini 2000 Employee Stock Purchase Plan prior to the closing of the transaction, and options to purchase 1,619,033 shares of Common Stock with exercise prices at or below $4.00

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 13,173,247 shares of Common Stock multiplied by $4.00 per share and (B) options to purchase 1,619,033 shares of Common Stock with exercise prices at or below $4.00 multiplied by $1.13 per share (which is the difference between $4.00 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001177 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $54,522,495.29
	(5)	Total fee paid: $6,417.30
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[PRELIMINARY COPY]

BLUE MARTINI SOFTWARE, INC.

2600 Campus Drive

San Mateo, California 94403

(800) 258-3627

Dear Stockholder:

We invite you to attend a special meeting of stockholders of Blue Martini Software, Inc. to be held at Blue Martini’s offices at 2600 Campus Drive, San Mateo, California, at 10:00 a.m., local time, on [ • ], 2005 (the “Special Meeting”). Holders of record of Blue Martini common stock at the close of business on [ • ], 2005 will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

At the Special Meeting, we will ask you to adopt the Agreement and Plan of Merger, dated as of February 28, 2005, among Multi-Channel Holdings, Inc. (“Multi-Channel”), BMS Merger Corporation, a wholly-owned subsidiary of Multi-Channel, and Blue Martini (the “merger agreement”). As a result of the merger contemplated by the merger agreement (the “merger”), Blue Martini will become a wholly-owned subsidiary of Multi-Channel.

We are also asking you to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

If the merger is completed, you will be entitled to receive $4.00 in cash, without interest, for each share of Blue Martini common stock that you own, and you will have no ongoing ownership interest in the continuing business of Blue Martini. We cannot complete the merger unless all of the conditions to closing are satisfied, including the adoption of the merger agreement by holders of a majority of the outstanding shares of Blue Martini common stock.

A special committee of our board of directors composed entirely of independent directors (the “Special Committee”) carefully reviewed and considered the terms and conditions of the proposed merger. Based on the recommendation of the Special Committee and on its own review, our board of directors has determined that the merger and the merger agreement are fair to and, in the best interests of, Blue Martini and its stockholders and declared the merger and the merger agreement to be advisable.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ADOPTION OF THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the Special Meeting and a proxy card. The proxy statement includes important information about the proposed merger. We encourage you to read the entire proxy statement carefully.

All of our stockholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the Special Meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope or appoint a proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet or by telephone.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the adoption of the merger agreement.

Sincerely,

/s/ Eric C. Jensen

Eric C. Jensen

Secretary

[ • ], 2005

[PRELIMINARY COPY]

BLUE MARTINI SOFTWARE, INC.

2600 Campus Drive

San Mateo, California 94403

(800) 258-3627

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [ • ], 2005

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Blue Martini Software, Inc., a Delaware corporation (“Blue Martini”), that will be held at Blue Martini’s offices at 2600 Campus Drive, San Mateo, California, at 10:00 a.m., local time, on [ • ], 2005 (the “Special Meeting”), for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 28, 2005, among Multi-Channel Holdings, Inc. (“Multi-Channel”), BMS Merger Corporation, a wholly-owned subsidiary of Multi-Channel (“Merger Sub”), and Blue Martini (the “merger agreement”);

2.	To vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement; and

3.	To transact such other business that may properly come before the Special Meeting or any postponement or adjournment of the meeting.

A special committee of our board of directors composed entirely of independent directors (the “Special Committee”) carefully reviewed and considered the terms and conditions of the merger contemplated by the merger agreement (the “merger”). Based on the recommendation of the Special Committee and on its own review, our board of directors has determined that the merger and the merger agreement are fair to, and in the best interests of, Blue Martini and its stockholders, has declared the merger and the merger agreement to be advisable and recommends that you vote to adopt the merger agreement. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. Our board of directors also recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement. We are not aware of any other business to come before the Special Meeting.

Stockholders of record at the close of business on [ • ], 2005 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the Special Meeting in person. Adoption of the merger agreement will require the affirmative vote of the holders of a majority of outstanding shares of Blue Martini common stock.

Blue Martini stockholders will have the right to demand appraisal of their shares of common stock and obtain payment in cash for the fair value of their shares of common stock, but only if they submit a written demand for an appraisal before the vote is taken on the merger agreement and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is included as Annex C to the attached proxy statement, and a summary of these provisions can be found under “The Merger—Appraisal Rights” in the attached proxy statement.

You should not send any certificates representing shares of Blue Martini common stock with your proxy card. Upon closing of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ADOPTION OF THE MERGER AGREEMENT AND, IF NECESSARY, TO

ADJOURN THE SPECIAL MEETING FOR THE PURPOSES OF OBTAINING ADDITIONAL PROXIES TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT.

Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, or appoint a proxy over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you fail to return your proxy card or if you fail to appoint a proxy over the Internet or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against adoption of the merger agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Blue Martini or any other person.

By Order of the Board of Directors

/s/ Eric C. Jensen

Eric C. Jensen

Secretary

San Mateo, California

The proxy statement is dated [ • ], 2005, and is first being mailed to stockholders of Blue Martini on or about [ • ], 2005.

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

i

(Continued)

ii

(Continued)

ANNEX A	AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY 28, 2005 BY AND AMONG MULTI-CHANNEL HOLDINGS, INC., BMS MERGER CORPORATION AND BLUE MARTINI SOFTWARE, INC.

ANNEX B	OPINION OF CREDIT SUISSE FIRST BOSTON, LLC

ANNEX C	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

ANNEX D	LETTER AGREEMENT, DATED FEBRUARY 28, 2005 FROM GOLDEN GATE PRIVATE EQUITY, INC. AND GOLDEN GATE CAPITAL INVESTMENT FUND II, L.P. IN FAVOR OF MULTI-CHANNEL HOLDINGS, INC. AND BLUE MARTINI SOFTWARE, INC.

iii

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger contemplated by the merger agreement, dated as of February 28, 2005, among Multi-Channel, Merger Sub and Blue Martini Software, Inc. and for a more complete description of the legal terms of the merger agreement, you should read carefully this entire proxy statement and the documents to which we refer. See “Where You Can Find More Information” (page 53). We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Blue Martini Software, Inc. (page 9). We are a leading provider of sales optimization systems. Our software proactively guides salespeople, partners, and customers through sales interactions, helping our customers sell more.

Multi-Channel Holdings, Inc. and BMS Merger Corporation (page 9). Multi-Channel (formerly Ecometry Holdings Corporation) is a privately held portfolio company of investment funds managed by affiliates of Golden Gate Private Equity, Inc. (“Golden Gate Capital”). Multi-Channel is the parent entity of Ecometry Corporation, a leading multi-channel retail software vendor. Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $2.6 billion of capital under management. BMS Merger Corporation, or Merger Sub, is a wholly-owned subsidiary of Multi-Channel and has not engaged in any business activity other than in connection with the merger.

The Merger (page 13). Under the merger agreement, Merger Sub will merge with and into Blue Martini. After the merger, Multi-Channel will own all of our outstanding stock. Our stockholders will receive cash in the merger in exchange for their shares of Blue Martini common stock.

Merger Consideration (page 38). If the merger is completed, you will receive $4.00 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of Blue Martini common stock that you own unless you dissent and seek appraisal of the fair value of your shares. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Blue Martini stockholder. Pursuant to an agreement negotiated and entered into after the signing and announcement of the merger agreement, Monte Zweben, our Chairman and Chief Executive Officer, will exchange 900,000 shares of his Blue Martini common stock for capital stock of Multi-Channel immediately prior to the consummation of the merger. See “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Treatment of Stock Options (page 39). Holders of Blue Martini stock options will be entitled to receive, for each stock option, an amount in cash equal to the excess (if any) of $4.00 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes, whether or not then vested or exercisable, except as may be otherwise provided in the grant documents related to such options.

Market Price (page 52). Our common stock is listed on the Nasdaq National Market under the ticker symbol “BLUE.” On February 28, 2005, the last full trading day prior to the public announcement of the proposed merger, Blue Martini common stock closed at $2.45 per share. On [ • ], 2005, the last full trading day prior to the date of this proxy statement, Blue Martini common stock closed at $ [ • ] per share. Our stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the effective time of the merger.

Reasons for the Merger (page 18). In the course of reaching its decision to recommend that our board of directors approve the merger and the merger agreement, the Special Committee, established to consider possible change of control transactions involving us, including the merger described in this proxy statement, considered a number of factors in its deliberations. Those factors are described below in this proxy statement. In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our board of directors considered a number of factors in its deliberations, including the recommendation of the Special Committee. Those factors are described below in this proxy statement.

Opinion of Financial Advisor (page 21). On February 28, 2005, Credit Suisse First Boston, LLC (“Credit Suisse First Boston”), financial advisor to the Special Committee, delivered its opinion to the Special Committee. The opinion stated that, as of February 28, 2005, based upon and subject to the various qualifications, considerations and assumptions set forth in the Credit Suisse First Boston opinion, the merger consideration to be received by the holders of our common stock, other than our affiliates, pursuant to the merger agreement was fair, from a financial point of view. Credit Suisse First Boston also consented to the opinion being shown to our full board of directors.

The full text of that opinion, which sets forth the assumptions made, matters considered and limitations on the respective reviews undertaken by Credit Suisse First Boston in connection with its opinion, is attached as Annex B to this proxy statement. Credit Suisse First Boston provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the merger. The opinion of Credit Suisse First Boston is not a recommendation as to how any stockholder should vote or act with respect to any aspect of the merger. We urge you to read the opinion carefully and in its entirety.

Recommendation to Blue Martini Stockholders (page 27). Based on the recommendation of the Special Committee and on its own review, our board of directors has determined that the merger and the merger agreement are fair to, and in the best interests of, Blue Martini and its stockholders and declared the merger and the merger agreement to be advisable. Our board of directors recommends that you vote “FOR” adoption of the merger agreement.

Voting Agreements (page 27). Concurrently with the execution of the merger agreement, Multi-Channel obtained voting agreements and irrevocable proxies to vote in favor of the merger from the seven members of our board of directors and two other senior executive officers of Blue Martini, holding an aggregate of 3,638,828 shares of our common stock (representing approximately 27.93% of the outstanding common shares as of February 28, 2005) and options to purchase 983,044 shares of our common stock.

Commitment Letter (page 49). Concurrently with the execution of the merger agreement, Golden Gate Private Equity, Inc. and Golden Gate Capital Investment Fund II, L.P. (collectively, the “Golden Gate Entities”) entered into a letter agreement in favor of Multi-Channel and Blue Martini (the “commitment letter”) pursuant to which the Golden Gate Entities committed to invest an amount in cash in Multi-Channel as a source of funding for the merger that, together with the amount of cash that Multi-Channel may cause the surviving corporation to deposit with the paying agent, is equal to the aggregate merger consideration. The Golden Gate Entities’ commitment to invest such amount in Multi-Channel is conditioned only upon the prior fulfillment or waiver in writing by Multi-Channel of each and all of the conditions precedent to Multi-Channel’s and Merger Sub’s obligations to consummate the merger under the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page 28). In considering the recommendation of the Special Committee and our board of directors in favor of the merger, you should be aware that there are provisions of the merger that will result in certain benefits to our directors and executive officers, including with respect to acceleration of stock options and continuation of certain indemnification and insurance arrangements.

Appraisal Rights (page 32). If you do not wish to accept $4.00 per share cash consideration in the merger, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, (1) you must NOT vote in favor of the merger agreement, (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement and (3) you must hold shares of Blue Martini common stock on the date of making the demand for appraisal and continuously hold such shares through the effective time of the merger. The fair value of your shares of Blue Martini common stock as determined in accordance with Delaware law may be more or less than, or the same as, the merger consideration to be paid to non-dissenting stockholders in the merger. Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders’ right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights.

Material United States Federal Income Tax Consequences (page 35). The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Regulatory Matters (page 37). The Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Both Multi-Channel and Blue Martini have filed the required notification and report forms under the HSR Act and both received early termination of their HSR waiting periods on March 18, 2005. We are also required to file certain information and materials with regulatory authorities in Germany. Multi-Channel has, on March 23, 2005, filed on behalf of both Multi-Channel and Blue Martini the required information and materials in Germany. Multi-Channel and Blue Martini have agreed to use commercially reasonable efforts to obtain regulatory clearance.

The Special Meeting of Blue Martini Stockholders (page 10).

Time, Date and Place. The Special Meeting will be held to consider and vote upon the proposal to adopt the merger agreement and, if necessary, to vote to adjourn the Special Meeting for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement, at our offices at 2600 Campus Drive, San Mateo, California, at 10:00 a.m., local time, on [ • ], 2005.

Record Date and Voting Power. You are entitled to vote at the Special Meeting if you owned shares of Blue Martini common stock at the close of business on [ • ], 2005, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of Blue Martini common stock you owned at the close of business on the record date. There are [ • ] shares of Blue Martini common stock entitled to be voted at the Special Meeting.

Procedure for Voting. To vote, you can either (1) complete, sign, date and return the enclosed proxy card, (2) appoint a proxy over the Internet or by telephone or (3) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote “against” adoption of the merger agreement.

Required Vote. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Blue Martini common stock at the close of business on the record date. The proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement, requires the approval of the holders of a majority of the shares of Blue Martini common stock present, in person or by proxy, at the Special Meeting (excluding abstentions).

The Merger Agreement (page 38).

Limitation on Considering Other Takeover Proposals. We have agreed not to solicit, initiate or knowingly encourage a business combination or other similar transaction with another party while the merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the merger is pending, except under specified circumstances set forth in the merger agreement.

Conditions to the Merger. The obligations of both Multi-Channel and Blue Martini to complete the merger are subject to the satisfaction of specified conditions set forth in the merger agreement.

Termination of the Merger Agreement. Multi-Channel and Blue Martini can terminate the merger agreement under specified circumstances set forth in the merger agreement.

Termination Fee. The merger agreement requires us to pay Multi-Channel a termination fee in the amount of $1,622,000 if the merger agreement is terminated under certain circumstances involving an alternative takeover proposal and to reimburse Multi-Channel for its expenses, in an amount up to $500,000 if the merger agreement is terminated as a result of a failure of our stockholders to adopt the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to Blue Martini as a result of the merger?

A:	If the merger is completed, we will become a wholly-owned subsidiary of Multi-Channel.

Q:	What will happen to my shares of Blue Martini common stock after the merger?

A:	Upon completion of the merger, each outstanding share of Blue Martini common stock will automatically be canceled and will be converted into the right to receive $4.00 in cash, without interest, subject to any applicable withholding taxes.

Q:	Will I own any shares of Blue Martini common stock or Multi-Channel common stock after the merger?

A:	No. You will be paid cash for your shares of Blue Martini common stock. Our stockholders will not have the option to receive Multi-Channel common stock in exchange for their shares instead of cash. Pursuant to an agreement negotiated and entered into after the signing and announcement of the merger agreement, Monte Zweben, our Chairman and Chief Executive Officer, will exchange 900,000 shares of his Blue Martini common stock for capital stock of Multi-Channel prior to the consummation of the merger. See “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Q:	What happens to Blue Martini stock options in the merger?

A:	All stock options held by our then-current employees will vest in full upon completion of the merger, except as may be otherwise provided in the grant documents related to such options, and each vested Blue Martini stock option that is then outstanding will be automatically converted into an amount in cash equal to, for each share of common stock of Blue Martini underlying such option, the excess (if any) of $4.00 over the exercise price per share of such option, without interest and subject to any applicable withholding taxes.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $4.00 per share and your adjusted tax basis in that share. This gain or loss will be long-term capital gain or loss if you have held your Blue Martini shares more than one year as of the effective time of the merger. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 35 for a more complete discussion of the federal income tax consequences of the merger.

Q:	Does our board of directors recommend adoption of the merger agreement?

A:	Yes. Our board of directors recommends that our stockholders adopt the merger agreement. Our board of directors considered many factors in deciding to recommend the adoption of the merger agreement, including the recommendation of the Special Committee. These factors are described below in this proxy statement.

Q:	What vote of the stockholders is required to adopt the merger agreement?

A:	To adopt the merger agreement, stockholders of record as of [ • ], 2005 holding a majority of the outstanding shares of Blue Martini common stock must vote “for” the adoption of the merger agreement. There are [ • ] shares of Blue Martini common stock entitled to be voted at the Special Meeting.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of adopting the merger agreement and comply with the Delaware law procedures explained in this proxy statement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or appoint a proxy over the Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card (or to appoint a proxy over the Internet or by telephone or to vote in person) will have the same effect as voting against adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I appoint a proxy over the Internet or by telephone?

A:	Yes. You may appoint a proxy over the Internet or by telephone by following the instructions included in these materials.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of four ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can submit a subsequent proxy over the Internet or by telephone. Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of Blue Martini common stock for the merger consideration of $4.00 in cash, without interest, for each share of Blue Martini common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must obtain certain applicable regulatory approvals and all other closing conditions must be satisfied or waived. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the cash consideration for my shares of Blue Martini common stock?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact us, as follows:

Blue Martini Software, Inc.

Investor Relations

2600 Campus Drive

San Mateo, California 94403

Telephone: (310) 854-8313

Email: ir@bluemartini.com

RISK FACTORS RELATED TO PROPOSAL 1

In connection with Proposal 1, you should consider the following factors in conjunction with the other information included or incorporated by reference in this proxy statement.

If the proposed merger with Multi-Channel is not completed, our business could be materially and adversely affected and our stock price could decline.

The merger is subject to customary closing conditions, including the approval of a majority in interest of our outstanding common stock, customary regulatory approvals and other closing conditions. Therefore, the merger may not be completed or may not be completed in the expected time period. If the merger agreement is terminated, the market price of our common stock will likely decline, as we believe that our market price reflects an assumption that the merger will be completed. In addition, our stock price may be adversely affected as a result of the fact that we have incurred and will continue to incur significant expenses related to the merger prior to its closing that will not be recovered if the merger is not completed. If the merger agreement is terminated under certain circumstances, we may be obligated to pay Multi-Channel a termination fee of $1,622,000 or reimburse Multi-Channel for its expenses in connection with the merger, up to a maximum of $500,000. As a consequence of the failure of the merger to be completed, as well as of some or all of these potential effects of the termination of the merger agreement, our business could be materially and adversely affected in that concerns about our viability are likely to increase, making it more difficult to retain employees and existing customers and to generate new business. Our business is not and has not been profitable.

The fact that there is a merger pending could have an adverse effect on our business, revenue and results of operations.

While the merger is pending, it creates uncertainty about our future. As a result of this uncertainty, customers may decide to delay, defer, or cancel purchases of our products pending completion of the merger or termination of the merger agreement. If these decisions represent a significant portion of our anticipated revenue, our results of operations and quarterly revenues could be substantially below the expectations of market analysts.

In addition, while the merger proposal is pending, we are subject to a number of risks that may adversely affect our business, revenue and results of operations, including:

•	the diversion of management and employee attention and the unavoidable disruption to our relationships with customers and vendors may detract from our ability to grow revenues and minimize costs;

•	we have and will continue to incur significant expenses related to the merger prior to its closing; and

•	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement relating to the closing of the merger and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of a majority of our outstanding shares, receiving required regulatory approvals, satisfying other conditions to the closing of the merger and other matters.

For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission, or the SEC, on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the Investors section of our website at www.bluemartini.com, at the SEC website at www.sec.gov or from commercial document retrieval services.

We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANIES

Blue Martini Software, Inc.

We are a leading provider of sales optimization systems. Our software proactively guides salespeople, partners, and customers through sales interactions, helping them to sell more. Over 170 companies worldwide including Carrefour, DuPont, Harley-Davidson, Kohl’s, Mitsubishi, Panasonic, Saks Fifth Avenue, and Sprint have licensed Blue Martini’s sales optimization systems to sell more effectively. Our common stock is quoted on the Nasdaq National Market under the symbol “BLUE.” We are incorporated under the laws of the state of Delaware. Our executive offices are located at 2600 Campus Drive, San Mateo, California. Our telephone number is 650-356-4000. Our website is www.bluemartini.com. Information contained on our website does not constitute a part of this proxy statement.

Multi-Channel Holdings, Inc.

Multi-Channel (formerly Ecometry Holdings Corporation) is a privately held portfolio company of investment funds managed by affiliates of Golden Gate Capital. Multi-Channel is the parent entity of Ecometry Corporation, a leading multi-channel retail software vendor. Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $2.6 billion of capital under management. Multi-Channel is incorporated under the laws of the state of Delaware. Multi-Channel’s executive offices are located at One Embarcadero Center, 33rd Floor, San Francisco, California 94111. Multi-Channel’s phone number is 415-627-4500.

BMS Merger Corporation

BMS Merger Corporation, or Merger Sub, is a wholly-owned subsidiary of Multi-Channel and has not engaged in any business activity other than in connection with the merger. Merger Sub is incorporated under the laws of the state of Delaware. Merger Sub’s executive offices are located at One Embarcadero Center, 33rd Floor, San Francisco, California 94111. Merger Sub’s telephone number is 415-627-4500.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at our offices at 2600 Campus Drive, San Mateo, California, at [10:00] a.m., local time, on [ • ], 2005.

Purpose of the Special Meeting

You will be asked at the Special Meeting to adopt the merger agreement. Based on the recommendation of the Special Committee and upon its own review, our board of directors has determined that the merger and the merger agreement are fair to, and in the best interests of, Blue Martini and our stockholders, declared the merger agreement and the merger to be advisable and recommended that our stockholders vote to adopt the merger agreement. If necessary, you will also be asked to vote on a proposal to adjourn the Special Meeting for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of Blue Martini common stock at the close of business on [ • ], 2005, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date, [ • ] shares of Blue Martini common stock were issued and outstanding and held by approximately [ • ] holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of Blue Martini common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting approve an adjournment. Holders of record of Blue Martini common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Blue Martini common stock on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement. The approval of the adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the shares of Blue Martini common stock present, in person or by proxy, at the Special Meeting (excluding abstentions).

Voting of Proxies

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “for” the adoption of the merger agreement and “for” approval of the proposal to adjourn the Special Meeting, if necessary.

To vote, please complete, sign, date and return the enclosed proxy card or, to appoint a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Shares of Blue Martini common stock represented at the Special Meeting but not voted, including shares of Blue Martini common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain specific voting instructions, will be counted for that proposal. If you abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement, but no effect on the proposal to adjourn the Special Meeting. If you do not execute a proxy card, it will have the same effect as a vote against the adoption of the merger agreement and will have no effect on the proposal to grant authority to adjourn the Special Meeting. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the adoption of the merger agreement and on the proposal to grant the persons named as proxies the authority to adjourn the Special Meeting.

We do not expect that any matter other than the proposal to adopt the merger agreement and, if necessary, the proposal to adjourn the Special Meeting will be brought before the Special Meeting. If, however, any other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

Voting over the Internet or by Telephone

You may also grant a proxy to vote your shares over the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to ADP Investor Communication Services website at www.proxyvote.com to grant a proxy to vote their shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-690-6903 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by their banks, brokers or other agents, rather than from our proxy card.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to authorize votes over the Internet and by telephone. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may authorize a proxy to vote those shares over the Internet at ADP Investor Communication Services’ website at www.proxyvote.com or by telephone by calling the telephone number shown on the instruction form received from your broker or bank.

General Information for All Shares Voted over the Internet or by Telephone

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [ • ], 2005. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

•	submitting a subsequent vote over the Internet or by telephone; or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

All proxy solicitation costs will be borne by us. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of Blue Martini common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if we believe the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to Blue Martini Software, Inc., Attention: Director, Investor Relations, 2600 Campus Drive, San Mateo, California 94403, or contact our Investor Relations Department at (650) 356-4000. If you would like to receive your own set of our proxy materials in the future, please contact your broker and Blue Martini Software, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

As a regular part of our business, from time to time we have considered opportunities to expand and strengthen our technology, products, research and development capabilities and distribution channels, including opportunities through strategic acquisitions, business combinations, investments, licenses, development agreements and joint ventures. This includes consideration of whether it would be in the best interests of Blue Martini and our stockholders to continue as a separate company and expand through organic growth, acquisitions or a combination of the two, or to combine with or be acquired by another company.

Preliminary Discussions and Implementation of a Strategic Process

During the period from June 15, 2004 to October 14, 2004, we had discussions with eight separate parties regarding potential acquisition transactions involving Blue Martini. At the end of June 2004, Blue Martini contacted Credit Suisse First Boston to have Credit Suisse First Boston assist us in exploring and evaluating these potential transactions and other opportunities for Blue Martini. Blue Martini had previously engaged Credit Suisse First Boston on September 10, 2002 (and had not terminated such engagement) to provide financial advisory services in connection with the exploration and evaluation of opportunities for Blue Martini to combine with or be acquired by another company. At various times during the period from June 15, 2004 to October 14, 2004, some or all of certain members of our management team, including Monte Zweben, our Chairman and Chief Executive Officer, Eran Pilovsky, our Chief Financial Officer, Alan Grebene, our Vice President of Corporate Development, and Rocky Gunderson, our Vice President of Global Marketing and Business Development, met or had phone conversations with each of those parties regarding potential acquisition transactions. During that period, we also negotiated and entered into non-disclosure agreements with three of those parties (“Company A,” “Company B” and “Company C”), pursuant to which we and the other party each agreed to customary restrictions on the disclosure and use of confidential information.

On October 14, 2004, our board of directors held a board meeting also attended by representatives of Credit Suisse First Boston, Messrs. Pilovsky, Grebene and Gunderson and representatives from Cooley Godward LLP (“Cooley Godward”), outside counsel to Blue Martini. At the meeting, the participants discussed the status of discussions with the various parties with whom we had discussed potential acquisition transactions and other information relevant to our board of directors’ consideration of potential acquisition transactions. The board of directors discussed with management and our advisors the process by which Blue Martini would explore and evaluate strategic alternatives, including opportunities for Blue Martini to combine with or be acquired by another company (the “Strategic Process”).

At various times from October 14, 2004 through February 28, 2005, representatives of Blue Martini and representatives of Credit Suisse First Boston had discussions regarding Blue Martini and its business with the various parties involved in the Strategic Process including Company A, Company B, Company C and other parties, including, without limitation, the meetings described below.

On November 2, 2004, Mr. Zweben received a term sheet from Company A, which contemplated that Company A would acquire certain of Blue Martini’s assets (not our cash, which we would retain) in exchange for shares of Company A stock with a then-current market value of approximately $13.5 million. The term sheet contemplated that Company A would not assume Blue Martini’s liabilities, which liabilities would have reduced our retained cash to an amount of approximately $24 million (calculated based on our cash and liabilities as of the time of the term sheet).

Messrs. Zweben and Grebene spoke by phone with Company A on November 10, 2004 regarding the structure contemplated by Company A’s proposed term sheet. On November 11, 2004, Mr. Grebene received a revised term sheet from Company A, proposing an acquisition of all of Blue Martini’s outstanding shares by Company A for approximately $40 million in shares of Company A stock, subject to a dollar-for-dollar reduction if Blue Martini’s unrestricted cash balance (after taking into account certain obligations) as of the close of the transaction is less than $26.5 million, with twenty percent of the merger consideration being held in escrow for 12 months and subject to claims by Company A.

On November 16, 2004, our board of directors held a meeting also attended by Messrs. Pilovsky, Gunderson, Grebene and Lara Williams, our General Counsel, representatives of Cooley Godward and representatives of Credit Suisse First Boston. At the meeting, the participants discussed the status of discussions with the various parties involved in the Strategic Process and other information relevant to our board of directors’ consideration of potential acquisition transactions. Our board of directors directed the management team and Credit Suisse First Boston to continue discussions with those parties already engaged in the Strategic Process while also exploring discussions with certain additional parties.

From mid-November 2004 through January 2005, Credit Suisse First Boston and members of the Blue Martini management team met or spoke with an additional nine companies as part of the Strategic Process. Between January 3, 2005 and February 11, 2005, we negotiated and entered into non-disclosure agreements with five of those parties (including a company referred to in this proxy statement as “Company D” and Golden Gate Capital, as discussed further below). The remaining four companies declined to pursue further discussions with us.

On November 23, 2004, Mr. Grebene provided Company A with a revised term sheet for a proposed transaction which did not specify the transaction value.

On November 30, 2004, Company B met with Messrs. Zweben, Pilovsky, Grebene and Gunderson at Blue Martini’s offices. At this meeting, Company B expressed its interest in acquiring Blue Martini in a cash transaction.

Also on November 30, 2004, a representative from Golden Gate Capital contacted Mr. Pilovsky by phone and requested an introductory meeting with members of the Blue Martini management team.

On December 10, 2004, Company B orally conveyed to Credit Suisse First Boston an offer for the cash acquisition of Blue Martini in the range of $3.30 to $3.40 per share of Blue Martini common stock.

On December 14, 2004, Messrs. Zweben, Pilovsky, Grebene and Gunderson met with representatives from Golden Gate Capital at Golden Gate Capital’s offices in San Francisco, California. At this meeting, Messrs. Zweben, Pilovsky, Grebene and Gunderson made a presentation regarding our business and Golden Gate Capital provided an overview of its portfolio companies. The attendees engaged in a discussion regarding potential synergies between Blue Martini and certain of Golden Gate Capital’s portfolio companies. At this meeting, Golden Gate Capital expressed an interest in pursuing discussions regarding a potential acquisition of Blue Martini.

Formation and Authority of a Strategic Committee to Lead the Strategic Process

On December 15, 2004, our board of directors held a meeting that was also attended by members of management, representatives of Cooley Godward and, for parts of the meeting, representatives of Credit Suisse First Boston. Representatives of Cooley Godward made a presentation regarding, and discussed with our board of directors, the fiduciary duties of our board of directors with respect to the various potential transactions being contemplated as part of the Strategic Process. Credit Suisse First Boston then joined the meeting and the participants discussed the status of discussions with the various parties involved in the Strategic Process and other information relevant to our board of directors’ consideration of potential acquisition transactions. Following that discussion, our board of directors unanimously adopted resolutions to create a strategic committee of independent board members (the “Strategic Committee”) consisting of Mel Friedman, Amal Johnson, Gary Wetsel and William Zuendt to consider, evaluate and negotiate the terms and conditions of possible transactions and to make reports and recommendations to our entire board of directors regarding any possible transaction (it being understood that any decision to authorize Blue Martini to enter into any possible transaction or to enter into any agreement limiting Blue Martini’s ability to consider, evaluate or negotiate other possible transactions was reserved to our entire board of directors).

At the direction of the Strategic Committee, on December 17, 2004, Credit Suisse First Boston conveyed to Company B that Blue Martini would consider a cash acquisition of Blue Martini for $4.25 per share and contacted Company A to discuss valuation of Blue Martini.

On December 29, 2004, the Strategic Committee held a meeting that was also attended by members of management, representatives of Cooley Godward and representatives of Credit Suisse First Boston to discuss the status of discussions with the various parties involved in the Strategic Process and other information relevant to the Strategic Committee’s consideration of potential acquisition transactions.

On January 5, 2005 and January 7, 2005, Mr. Zweben met with representatives of Golden Gate Capital and certain portfolio companies of investment funds managed by affiliates of Golden Gate Capital, including Ecometry Corporation, which is a wholly-owned subsidiary of Multi-Channel (then known as Ecometry Holdings Corporation), for an introductory meeting to discuss the Blue Martini and portfolio companies’ businesses.

On January 7, 2005, the Strategic Committee held a meeting that was also attended by members of management, representatives of Cooley Godward and representatives of Credit Suisse First Boston to discuss the status of discussions with the various parties involved in the Strategic Process and other information relevant to the Strategic Committee’s consideration of potential acquisition transactions.

On January 11, 2005, Mr. Grebene received a term sheet from Company B for a proposed cash acquisition of Blue Martini in the range of $3.60 to $3.70 per share.

On January 14, 2005, the Strategic Committee held a meeting that was also attended by members of management, representatives of Cooley Godward and representatives of Credit Suisse First Boston to discuss the status of discussions with the various parties involved in the Strategic Process and other information relevant to the Strategic Committee’s consideration of potential acquisition transactions.

Also on January 14, 2005, Mr. Zweben met with a representative from Company D. During the meeting, Company D expressed an interest in potentially acquiring Blue Martini.

Also on January 14, 2005, Messrs. Zweben, Grebene and Gunderson and Strategic Committee member Amal Johnson met with representatives from Golden Gate Capital at Golden Gate Capital’s offices in San Francisco, California. During the meeting the parties discussed how the Blue Martini business could potentially fit and generate value within the Golden Gate Capital portfolio of companies. There was no discussion regarding potential deal structure or valuation for a possible transaction.

On January 21, 2005, the Strategic Committee held a meeting that was also attended by members of management, representatives of Cooley Godward and representatives of Credit Suisse First Boston to discuss the status of discussions with the various parties involved in the Strategic Process and other information relevant to the Strategic Committee’s consideration of potential acquisition transactions.

On January 25, 2005, Mr. Zweben had separate meetings with representatives from three portfolio companies of investment funds managed by affiliates of Golden Gate Capital, including Ecometry Corporation (which is owned by Multi-Channel), at their respective offices. During the meetings, the parties discussed the opportunity presented by a potential combination with all or part of the Blue Martini business.

On January 26, 2005, Credit Suisse First Boston received a term sheet from Golden Gate Capital for an acquisition of Blue Martini by Golden Gate Capital for cash in the range of $3.75 to $4.00 per share, subject to Blue Martini having an unrestricted cash balance of $30 million as of the closing of the transaction. The term sheet also indicated that Golden Gate Capital would like to discuss opportunities and other compensation arrangements with our management at an appropriate time.

Formation and Authority of a Special Committee

At a meeting of our board of directors held on the morning of January 28, 2005, our board of directors discussed the Strategic Process, including whether the Strategic Process should be managed solely by a special committee (composed entirely of independent directors) or continue to be led by the Strategic Committee. Representatives from management, representatives of Cooley Godward, and representatives of Credit Suisse First Boston attended the meeting. During the meeting, our board of directors unanimously adopted resolutions to create the Special Committee of independent board members comprised of Mel Friedman, Amal Johnson, Gary Wetsel and William Zuendt (who had previously been the members of the Strategic Committee) with authority to, among other things, review, evaluate, investigate and negotiate the terms and conditions of any possible transaction, make reports and recommendations to the entire board related thereto, determine whether any possible transaction is fair to, and in the best interests of, Blue Martini and the stockholders of Blue Martini that are not affiliated with the other party or parties to such possible transaction and their respective affiliates and associates and exercise any other power that may be otherwise exercised by the board of directors and that the Special Committee determines is necessary or advisable to carry out and fulfill its duties and responsibilities, including, without limitation, the ability to adopt a shareholder rights plan.

On January 28, 2005, the Special Committee held a meeting attended by representatives of Morris, Nichols, Arsht & Tunnell (“Morris Nichols”) and representatives of Cooley Godward. After the Special Committee determined to retain Morris Nichols as its legal counsel, Cooley Godward left the meeting. The Special Committee then determined to retain Credit Suisse First Boston as its financial advisor. Blue Martini and Credit Suisse First Boston subsequently amended our engagement letter with Credit Suisse First Boston to reflect that engagement.

On January 30, 2005, the Special Committee held a meeting attended by representatives of management, representatives of Morris Nichols, representatives of Cooley Godward and representatives of Credit Suisse First Boston to review the proposals received by Blue Martini. Without representatives of management and representatives of Cooley Godward present, the Special Committee discussed the proposals. Mr. Zweben then re-joined the meeting, and the Special Committee discussed its conclusions with him. In particular, the Special Committee instructed Mr. Zweben that during the negotiations he was to have no discussions with the bidders regarding management compensation or the terms of equity participation by management in a transaction.

On February 1, 2005, we received a revised term sheet from Company A for a proposed acquisition of Blue Martini’s equity for a fixed number of Company A shares with a then-current value of $55.6 million, subject to a dollar-for-dollar reduction if Blue Martini’s unrestricted cash balance (after taking into account certain obligations) as of the close of the transaction is less than $26 million, with twenty percent of the merger consideration being held in escrow for 12 months and subject to claims by Company A.

On February 3, 2005, Credit Suisse First Boston received a term sheet from Company C for an acquisition of Blue Martini by Company C for cash with a price range of $3.25 to $3.50 per share.

On February 4, 2005, Credit Suisse First Boston received a letter of intent from Company D for either: (i) a merger of Blue Martini with Company D where Blue Martini shareholders would own 35-40% of the combined company, or (ii) an acquisition of Blue Martini for $3.50-$4.25 per share in cash.

Implementation of a Structured Bid Process

On February 4, 2005, the Special Committee held a meeting to discuss the Strategic Process and evaluate the offers and indications of interest received to date. Representatives from management, Cooley Godward, Morris Nichols and Credit Suisse First Boston also attended the meeting. In the days following that meeting, Company B, Company D and Golden Gate Capital were informed that the following process (the “Bid Process”) had been established:

•	each participant would be provided with the same draft merger agreement terms with no valuation specified by Blue Martini;

•	each participant would be provided the opportunity to conduct due diligence;

•	each participant would be provided with the opportunity to meet with the Blue Martini management team for further discussions on the Blue Martini business and the opportunity presented by a possible combination; and

•	each participant was to provide a revised and marked draft of the merger agreement with a specific per-share price by a specified date.

Messrs. Zweben and Grebene contacted Company A to discuss Company A’s potential participation in the Bid Process as well as Company A’s interest in a cash transaction, to which Company A responded that it was not interested in participating in the Bid Process. Credit Suisse First Boston also contacted Company C and informed it that its proposal was not competitive and that consequently it was not invited to participate in the Bid Process.

On February 8, 2005, the Special Committee held a meeting attended by representatives of Cooley Godward, Morris Nichols, Credit Suisse First Boston and members of management to discuss the Bid Process.

On February 9, 2005, Blue Martini provided Golden Gate Capital with a draft non-disclosure agreement. Following negotiation and revision, Blue Martini and Golden Gate Capital signed a non-disclosure agreement on February 11, 2005.

Also on February 9, 2005, the draft merger agreement was distributed to the participating parties along with a cover letter from Credit Suisse First Boston stating that each participant must submit a revised and marked draft merger agreement (reflecting a specific per share price) and other information required for the Bid Process by February 18, 2005.

From February 11 through February 18, 2005, the participating parties conducted due diligence. During that period, we also made certain members of our management team, as well as auditors and outside tax advisors, available upon request to the participating parties for further diligence.

On February 18, 2005, Company D submitted a bid proposal letter, but not a marked merger agreement, which Blue Martini was told would be forthcoming. Company D then submitted a partially marked draft of the merger agreement to Credit Suisse First Boston on the morning of February 19, 2005. The bid proposal letter contemplated either: (i) the acquisition of Blue Martini for a per share price in the range of $3.75-$4.00 in cash or (ii) the merger of Blue Martini with Company D where Blue Martini would remain a publicly traded company and its shareholders would own 27.5% of the combined company and Blue Martini shareholders would receive $1.27-$1.50 per share in a cash distribution made immediately prior to the merger. When contacted by Credit Suisse First Boston for a specific price per share for the cash deal, and not a range, Company D responded with a price of $3.80 per share.

Also on February 18, 2005, Company B submitted a marked draft of the merger agreement with a proposed price of $3.80 per share in cash and a cover letter indicating its desire to complete due diligence, negotiate the merger agreement and execute the transaction within one week.

Also on February 18, 2005, before submitting its bid, representatives of Golden Gate Capital indicated, in separate conversations, to a representative of Credit Suisse First Boston and to Mr. Zweben that Golden Gate Capital was considering proposing a price of $3.50 per share in cash. Credit Suisse First Boston and Mr. Zweben both responded that $3.50 per share would likely not be competitive, but provided no specific further guidance. Golden Gate Capital then submitted a marked draft of the merger agreement with a proposed price of $4.00 per share in cash, subject to Blue Martini having an unrestricted cash balance of $25 million at closing, contemplating an estimated time for completion of due diligence and the negotiation and execution of the merger agreement of four weeks and requiring that Blue Martini negotiate exclusively with Golden Gate Capital for the following 15 business days.

Our board of directors held a meeting on February 19, 2005. At this meeting, at which all of the members of the Special Committee were present, our board of directors reviewed and discussed the responses provided in the Bid Process. Representatives from management, Cooley Godward, Morris Nichols and Credit Suisse First Boston attended this portion of the meeting. Following discussion of the status of the Bid Process, the Special Committee convened in separate session with one of the board’s other independent directors, a representative of Morris Nichols and representatives of Credit Suisse First Boston to discuss the Bid Process and next steps. Following the meeting, Credit Suisse First Boston and Mr. Zweben contacted Golden Gate Capital and communicated that Golden Gate Capital would be provided the opportunity to proceed only if it removed any post-closing cash holding requirement from its offer, could meet a shorter timeline and did not require that Blue Martini negotiate with Golden Gate Capital exclusively. In separate discussions on February 19, 2005 between a representative of Credit Suisse First Boston and a representative of Golden Gate Capital and between Mr. Zweben and another representative of Golden Gate Capital, Golden Gate Capital agreed to the required conditions.

On February 20, 2005, the Special Committee held a meeting also attended by representatives from management, Cooley Godward, Morris Nichols and Credit Suisse First Boston to discuss the status of the Bid Process. Credit Suisse First Boston noted that Golden Gate Capital had informed Credit Suisse First Boston that Golden Gate Capital had no requirement that Blue Martini’s current management have a role in the surviving entity, although Golden Gate Capital was open to such discussions. Mr. Zweben stated that he had no plans to entertain such discussions at that time. Following the Special Committee meeting, Credit Suisse First Boston contacted both Company B and Golden Gate Capital separately and communicated to each that it had been selected, along with another party, to proceed in the due diligence and merger agreement negotiation process. Credit Suisse First Boston also communicated to Company B that Company B’s bid was not the high bid presented in the Bid Process. When contacted by Credit Suisse First Boston, both Company B and Golden Gate Capital accepted the invitation and agreed to proceed with the process as proposed.

At various times from February 21, 2005 through February 28, 2005, representatives of Cooley Godward, Morris Nichols and Credit Suisse First Boston, and in some circumstances, together with Mr. Grebene and Ms. Williams, engaged in separate negotiations with Company B and Golden Gate Capital on the merger agreement and related agreements and documents and exchanged drafts thereof. During this time, Company B and Golden Gate Capital also continued their respective due diligence evaluations of Blue Martini, including having calls and meetings with members of Blue Martini management. Both parties had outside legal counsel resume review of materials in the data rooms and also had their tax and accounting advisors speak with Mr. Pilovsky, Marlo Oreo-Ramos, our Controller, and Blue Martini’s outside tax and accounting advisors. On February 24, 2005, Credit Suisse First Boston communicated to Company D that based on submissions received in the Bid Process, we were proceeding with other parties. On February 25, 2005, Golden Gate Capital communicated to Credit Suisse First Boston that it had completed its business due diligence.

The Special Committee met on February 25, 2005 to receive an update on negotiations and due diligence with Company B and Golden Gate Capital. Representatives from management, Cooley Godward, Morris Nichols and Credit Suisse First Boston attended the meeting.

On the evening of February 26, 2005, Blue Martini received a first draft of the commitment letter from Golden Gate Capital.

On February 27, 2005, our board of directors, including all the members of the Special Committee, met and received an update on the status of negotiations from representatives of Cooley Godward, Morris Nichols and Credit Suisse First Boston. Representatives from management also joined in the call. During the meeting a representative of Cooley Godward presented a summary of the terms of the merger agreement and related agreements. The Special Committee then met in a separate session with our board of directors’ other independent directors and representatives of Morris Nichols and Credit Suisse First Boston. Credit Suisse First Boston made a financial presentation regarding each of the proposed acquisitions by Golden Gate Capital and Company B.

In the morning of February 28, 2005, a representative of Credit Suisse First Boston and Mr. Zweben contacted a representative of Company B by phone, reiterated that Company B’s bid was not the highest bid received in the Bid Process and communicated that as a result Blue Martini would not be proceeding in discussions with Company B. Representatives of Credit Suisse First Boston and Cooley Godward communicated to representatives of Company B’s financial advisors and outside counsel that Blue Martini would consider a higher price than Company B’s then current bid, but that time was of the essence. In the early afternoon of February 28, 2005, a representative for Company B then communicated to Credit Suisse First Boston a “best and final” offer of $3.85 per share in cash.

Later in the afternoon of February 28, 2005, our board of directors, including all the members of the Special Committee, met and received an update on the status of negotiations from representatives of Cooley Godward, Morris Nichols and Credit Suisse First Boston. Representatives from management also joined in the call. Based upon the update provided, our board of directors determined to adjourn the meeting and reconvene later in the evening.

On the evening of February 28, 2005, our board of directors, including all the members of the Special Committee, met and received an update on the status of negotiations from representatives of Cooley Godward, Morris Nichols and Credit Suisse First Boston. Representatives from management also joined in the call. The Special Committee then met in a separate session with one of our board of directors’ independent directors and representatives of Morris Nichols and Credit Suisse First Boston. Credit Suisse First Boston informed the Special Committee that there had been no change to the factors presented in its financial review of the proposed acquisition by Golden Gate Capital on February 27, 2005. At the conclusion of the financial review and discussion of the terms of the merger agreement, Credit Suisse First Boston provided the Special Committee with its oral opinion (subsequently confirmed in writing) that, based upon and subject to various assumptions and limitations, the consideration to be received by the holders of Blue Martini common stock, other than affiliates of Blue Martini, in the acquisition was fair from a financial point of view to those holders. With the benefit of that presentation and advice, the Special Committee, having deliberated regarding the terms of the proposed acquisition, determined that the merger and the merger agreement are fair to, and in the best interests of, Blue Martini’s stockholders and recommended that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and the voting agreements and that our board of directors recommend that Blue Martini’s stockholders vote to adopt the merger agreement. Our full board of directors then reconvened the board meeting. Following the Special Committee’s recommendation to our board of directors, our board of directors determined that the merger and the merger agreement are fair to, and in the best interests of, Blue Martini and its stockholders, declared the merger agreement and the merger to be advisable and recommended that Blue Martini’s stockholders vote to adopt the merger agreement.

The merger agreement and related documents were finalized and executed on February 28, 2005, with signature pages delivered by the parties shortly after midnight on the morning of March 1, 2005. Before the opening of the market on March 1, 2005, the parties jointly announced the execution of the merger agreement.

Reasons for the Merger

Reasons for the Recommendation of the Special Committee

In considering the merger with Multi-Channel, the Special Committee consulted with Credit Suisse First Boston regarding the financial aspects of the merger and sought and received Credit Suisse First Boston’s written opinion as to the fairness, as of the date of such opinion, from a financial point of view, of the consideration to be received by the holders of Blue Martini common stock in the merger, which opinion is described below under “The Merger—Opinion of Financial Advisor.” The Special Committee also consulted with representatives of Morris Nichols, outside counsel to the Special Committee, Blue Martini’s internal counsel and with representatives of Cooley Godward, outside counsel to Blue Martini, regarding the fiduciary duties of the members of the Special Committee and our board of directors, legal due diligence matters and the terms of the merger agreement and related agreements. Based on these consultations and opinions, and the factors discussed below, the Special Committee determined that the merger and the merger agreement are fair to, and in the best interests of, Blue Martini’s stockholders and recommended that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and the voting agreements and that our board of directors recommend that Blue Martini’s stockholders vote to adopt the merger agreement.

In the course of reaching that determination and recommendation, the Special Committee considered a number of potentially positive factors in its deliberations, including the following:

•	the belief that, having engaged in a process involving multiple bidders, we obtained the highest price per share that Multi-Channel is willing to pay and that was reasonably available from any potential acquirer;

•	the fact that the merger consideration of $4.00 per share is a premium to the closing trading price on the previous trading day, February 28, 2005 ($2.45), and the average share price of our common stock for the 5 trading days ended February 25, 2005 ($2.23), the 10 trading days ended February 25, 2005 ($2.22), the 30 trading days ended February 25, 2005 ($2.47), the 60 trading days ended February 25, 2005 ($2.61) and the 90 trading days ended February 25, 2005 ($2.64);

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the likelihood that the merger would be consummated, the absence of any financing condition to Multi-Channel’s obligation to complete the merger and the commitment letter, dated February 28, 2005, from the Golden Gate Entities in favor of Multi-Channel and Blue Martini in which the Golden Gate Entities are committed to investing funds in Multi-Channel in order to fund the consideration to be paid in the merger;

•	the business, market and execution risks associated with remaining independent and successfully implementing an aggressive growth strategy;

•	the financial analyses of Credit Suisse First Boston presented to the Special Committee on February 27 and 28, 2005, and the opinion of Credit Suisse First Boston delivered to the Special Committee that, as of February 28, 2005, based upon and subject to the various qualifications, considerations and assumptions set forth in their opinion, the merger consideration, to be received by the holders of our common stock, other than our affiliates, pursuant to the merger agreement, was fair, from a financial point of view (the full text of the written opinion setting forth the assumptions made, matters considered and limitations in connection with the opinion attached to this proxy statement as Annex B, which stockholders are urged to read in its entirety);

•	the fact that our board of directors or any committee thereof, in the exercise of its fiduciary duties in accordance with the merger agreement, can authorize Blue Martini’s management to provide information to and engage in negotiations with a third party following receipt of a bona fide written unsolicited proposal or offer that our board of directors (or any committee thereof) determines in good faith is reasonably likely to lead to a superior proposal in the manner provided in the merger agreement, subject to specified conditions;

•	the fact that our board of directors or any committee thereof, in the exercise of its fiduciary duties in accordance with the merger agreement, can terminate the merger agreement following receipt of a bona fide written superior proposal in the manner provided in the merger agreement, subject to specified conditions, including the payment of a $1,622,000 termination fee, which is approximately 3% of the total merger consideration; and

•	the fact that the merger would be subject to the approval of our stockholders.

The Special Committee also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our growth or from any future increase in the value of Blue Martini or from any synergies that may be created by the merger;

•	that, under the terms of the merger agreement, we cannot solicit other acquisition proposals and we must pay or cause to be paid to Multi-Channel a termination fee of $1,622,000 in cash or reimburse Multi-Channel for its expenses in connection with the merger agreement and proposed transactions, up to a maximum of $500,000, if the merger agreement is terminated under certain circumstances specified in the merger agreement, including if we exercise our right to terminate the merger agreement, which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

•	the fact that any gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	that, under the terms of the merger agreement, we agreed that we will carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we will not take a number of actions related to the conduct of our business without the prior consent of Multi-Channel (which cannot be unreasonably withheld or delayed in certain circumstances specified in the merger agreement);

•	the fact that Multi-Channel did not have sufficient funds to consummate the merger as of the date of the merger agreement (although the commitment letter was in place as of such date); and

•	that if the merger does not close, our officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and we will have incurred substantial transaction costs in connection with the transaction and such costs will harm our operating results.

The Special Committee also considered the interests of our directors and executive officers in the merger which existed as of the time of the Special Committee’s determination and recommendation, which are described below under “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by the Special Committee but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the Special Committee may have given different weight to different factors.

After its consideration of the preceding factors and deliberations, the Special Committee determined that the merger and the merger agreement are fair to, and in the best interests of, Blue Martini’s stockholders and recommended that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and the voting agreements and that our board of directors recommend that Blue Martini’s stockholders vote to adopt the merger agreement.

Reasons for the Recommendation of the Board of Directors

In considering the merger with Multi-Channel, our board of directors consulted with Credit Suisse First Boston, regarding the financial aspects of the merger, and with Blue Martini’s internal counsel and representatives of Cooley Godward, regarding the fiduciary duties of the members of our board of directors, legal due diligence matters and the terms of the merger agreement and related agreements, and received the recommendation of the Special Committee as described above. Based on these consultations, the Special Committee recommendation, and the factors discussed below, our board of directors determined that the merger and the merger agreement are fair to, and in the best interests of, Blue Martini and its stockholders, declared the merger agreement and the merger to be advisable and recommended that Blue Martini’s stockholders vote to adopt the merger agreement.

In the course of reaching that determination and recommendation, our board of directors considered a number of potentially positive and negative factors in its deliberations, including those considered by the Special Committee described above, except that our board of directors did not receive the financial analyses of Credit Suisse First Boston presented to the Special Committee on February 27/28, 2005. However, our board of directors did consider the fact that the Special Committee had received Credit Suisse First Boston’s written opinion as to the fairness, as of the date of such opinion, from a financial point of view, of the consideration to be received by the holders of Blue Martini common stock in the merger, which opinion is described below under “Opinion of the Financial Advisor to Blue Martini’s Special Committee.”

Our board of directors also considered those interests of our directors and executive officers in the merger which existed as of the time of our board of directors’ determination and recommendation, which are described below under “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

Opinion of the Financial Advisor To Blue Martini’s Special Committee

The Special Committee retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. In connection with Credit Suisse First Boston’s engagement, the Special Committee requested Credit Suisse First Boston to evaluate the fairness of the merger consideration, from a financial point of view, to be received by the holders of our common stock, other than our affiliates. On February 27, 2005, the Special Committee met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse First Boston reviewed with the Special Committee certain financial analyses, as described below. On February 28, 2005, the Special Committee met again to further review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse First Boston confirmed that there had been no change in the financial analyses it presented to the Special Committee the prior day and rendered its oral opinion to the Special Committee, subsequently confirmed in writing, that, as of February 28, 2005 and based upon and subject to the various qualifications, considerations and assumptions set forth in the Credit Suisse First Boston opinion, the merger consideration, to be received by the holders of our common stock, other than our affiliates, pursuant to the merger agreement, was fair, from a financial point of view.

The full text of the Credit Suisse First Boston opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety. You are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness, from a financial point of view, of the merger consideration to be received by holders of our common stock, other than our affiliates, as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. The summary of the Credit Suisse First Boston opinion in this proxy statement is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion attached to this proxy statement as Annex B, which you are urged to read in its entirety.

In connection with its opinion, Credit Suisse First Boston, among other things:

•	reviewed the merger agreement and certain related documents;

•	reviewed certain publicly available business and financial information relating to Blue Martini;

•	reviewed certain other information relating to Blue Martini, including financial plans, provided to or discussed with Credit Suisse First Boston by Blue Martini, and met with our management to discuss the business and prospects of Blue Martini;

•	considered certain financial and stock market data of Blue Martini and compared that data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to those of Blue Martini;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse First Boston deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial plans of Blue Martini that Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised, and Credit Suisse First Boston assumed, that such plans had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance.

Credit Suisse First Boston also assumed, with our consent, that in the course of obtaining any necessary regulatory and third party approvals and consents for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on us or on the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement contained in the merger agreement. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of our assets or liabilities (contingent or otherwise), nor has Credit Suisse First Boston been furnished with any such evaluations or appraisals. Credit Suisse First Boston’s opinion addresses only the fairness, from a financial point of view, to the holders of our common stock, other than our affiliates, of the merger consideration and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse First Boston’s opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. The

Credit Suisse First Boston opinion does not address the relative merits of the merger as compared to other business strategies that might be available to us, nor does it address our underlying business decision to proceed with the merger.

In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analyses performed by Credit Suisse First Boston as a comparison is identical to Blue Martini or the contemplated merger. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston’s view of the actual value of Blue Martini. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston’s analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock, other than our affiliates, and were provided to the Special Committee in connection with the delivery of the Credit Suisse First Boston opinion to the Special Committee.

The following is a summary of material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with the Special Committee at a meeting of the Special Committee held on February 27, 2005. Certain of the following summaries of financial analyses that were performed by Credit Suisse First Boston include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Implied Transactional Statistics. Credit Suisse First Boston calculated several values implied by the merger consideration of $4.00 per share of our common stock, including our implied fully-diluted equity value and aggregate value. The following table summarizes the results of this analysis:

	Values Implied by Price per Blue Martini Share as of February 25, 2005 ($2.29)	Values Implied by Merger Consideration ($4.00)
Blue Martini fully-diluted equity value	$29.8 million	$54.1 million
Blue Martini fully-diluted aggregate value	$(1.5) million	$22.8 million

Credit Suisse First Boston also calculated the premium of the merger consideration of $4.00 per share of our common stock over the closing trading price of our common stock on February 25, 2005 and over the average closing trading price of our common stock over the period from July 2, 2004 (the date we pre-announced our second quarter earnings) to February 25, 2005. The following table summarizes the results of this analysis:

Period ending February 25, 2005	Premium of Merger Consideration over Average Closing Price
February 25, 2005	75%
Since July 2, 2004	47%

Credit Suisse First Boston calculated certain trading multiples implied (i) by the closing trading price of our common stock on February 25, 2005 ($2.29) and (ii) by the merger consideration ($4.00). For each of these values, Credit Suisse First Boston calculated the multiples of our implied aggregate value to our revenue or estimated revenue for calendar years 2004 and 2005 using various revenue estimates prepared by our management. The following table summarizes the results of these analyses:

Multiple Implied by Merger Consideration ($4.00)
Statistic of implied aggregate value to:
Total Revenue
2004 revenue	0.8x
Estimated 2005 revenue	0.8x
License Revenue
2004 revenue	3.1x
Estimated 2005 revenue	2.3x
Maintenance & Service Revenue
2004 revenue	1.1x
Estimated 2005 revenue	1.2x

Comparable Companies Analyses. Credit Suisse First Boston compared certain of our financial information with that of other companies in the CRM sector of the software industry, including:

E.piphany Inc.

Chordiant Software, Inc.

Art Technology Group Inc.

Selectica, Inc.

Liveperson, Inc.

Broadvision Inc.

Kana Software, Inc.

Onyx Software Corporation

Egain Communications Corp.

Credit Suisse First Boston reviewed fully diluted aggregate values, calculated as equity value plus net debt, as multiples of estimated revenue for calendar years 2005 and 2006. Credit Suisse First Boston also reviewed share price as to estimated earnings revenue for calendar years 2005 and 2006. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. Estimated financial data for Blue Martini were based on internal estimates prepared by our management. All multiples were based on closing stock prices on February 25, 2005. From the multiples calculated for the selected comparable companies, Credit Suisse First Boston derived and applied the following ranges of selected revenue and multiples to our estimated calendar years 2005 and 2006 revenue: (i) a range of multiples of aggregate value to 2005 revenues of 0.20x to 0.60x; (ii) a range of multiples of aggregate value to 2006 estimated revenues of 0.15x to 0.50x. This analysis indicated the following range of implied prices per share of our common stock:

Implied Price per Blue Martini Share
$2.74-$3.65

You should be aware that no company used as a comparison in this analysis is identical to us. In addition, mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using comparable market trading data.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Credit Suisse First Boston calculated certain implied equity values per share of Blue Martini based on our financial plans provided to Credit Suisse First Boston by our management. Credit Suisse First Boston based its discounted cash flow analysis on various operating assumptions provided by our management, including assumptions relating to, among other items, revenue, operating costs, taxes, working capital, capital expenditures and depreciation. Credit Suisse First Boston’s analysis used discount rates ranging from 24.0% to 28.0% and terminal multiples of next calendar year net operating profits after taxes ranging from 15.0x to 25.0x. The following table summarizes the prices per share of our common stock implied by this analysis:

Implied Price per Blue Martini Share excluding value of net operating losses	Implied Price per Blue Martini Share including value of net operating losses
$2.56-$3.00	$2.67-$3.14

Precedent Transactions Analysis. Credit Suisse First Boston reviewed several financial metrics from the following 21 selected transactions in the U.S. retail software technology industry since January 1, 2003:

Target	Acquiror

• Digital Impact, Inc.

• MAPICS, Inc.

• Yantra Corp.

• Persistence Software, Inc.

• Primus Knowledge Solutions, Inc.

• Zamba Corporation

• Bravanta, Inc.

• Catalyst International, Inc.

• Optika, Inc.

• Pivotal Corporation

• Docent, Inc.

• Firepond, Inc.

• Concerto Software, Inc.

• Ross Systems, Inc.

• T/R Systems, Inc.

• EXE Technologies, Inc.

• Virage, Inc.

• Comshare, Inc.

• Elevon, Inc.

• Sagent Technology, Inc. (Certain Assets)

• Evolve Software, Inc.

• InfoUSA Inc.

• Infor Global Solutions

• Sterling Commerce, Inc.

• Progress Software Corporation

• Art Technology Group, Inc.

• Technology Solutions Company

• Workstream Inc.

• ComVest Investment Partners

• Stellent, Inc.

• CDC Software Corporation

• Click2learn.com, Inc.

• Jaguar Technology Holdings LLC

• Melita International, Ltd.

• Chinadotcom Corporation

• Electronics for Imaging, Inc.

• SSA Global Technologies, Inc.

• Autonomy Corporation PLC

• Geac Computer Corporation Limited

• SSA Global Technologies, Inc.

• Group 1 Software, Inc.

• Primavera Systems, Inc.

Credit Suisse First Boston compared the fully diluted aggregate transaction values in the selected precedent transactions as multiples of the latest twelve months revenue and share price as a multiple of the latest twelve months earnings for the target company in each transaction. The mean and median multiples of aggregate transaction value to latest twelve months revenues for the selected transactions were 1.1x and 1.0x, respectively. Applying a multiple range of 0.5x to 1.0x to our revenues to our estimated calendar year 2005 revenue implied the following range of prices per share of our common stock:

Implied Price per Blue Martini Share
$3.44-$4.45

Credit Suisse First Boston also calculated the implied premium paid in the following transactions since January 1, 2003 in which the acquiror paid cash: (i) 1,092 transactions with a transaction value greater than $25 million; (ii) 272 transactions in the technology industry with a transaction value greater than $15 million; and (iii) 75 transactions in the software industry with a transaction value greater than $15 million. All premiums calculated for the selected transactions were based on the target company’s stock price one day prior to announcement of the relevant transaction and on information available at the time of announcement of the relevant transaction. Credit Suisse First Boston derived the following information from data observed for the selected precedent transactions:

Selected Cash Transactions Since January 1, 2003	Average Premium Over Target Share Price One Day Prior to Announcement	Median Premium Over Target Share Price One Day Prior to Announcement
1,092 transactions	25.6%	17.9%
272 technology transactions	30.5%	21.2%
75 software transactions	33.6%	24.4%

Blue Martini Historical Stock Trading Performance. Credit Suisse First Boston analyzed the prices at which our common stock traded from January 2, 2003 through February 25, 2005. Credit Suisse First Boston noted that the high closing price of our common stock during this period was $6.05 on October 14, 2003, and that the low closing price of our common stock was $2.10 on February 15, 2005. Credit Suisse First Boston also noted the average closing price of our common stock over various periods ending on February 25, 2005 as summarized below:

Period Ended February 25, 2005	Average Closing Price
February 25, 2005	$2.29
Last 5 trading days	$2.23
Last 10 trading days	$2.22
Last 30 trading days	$2.47
Last 60 trading days	$2.61
Last 90 trading days	$2.64

Credit Suisse First Boston’s opinion and presentation to the Special Committee was one of many factors taken into consideration by the Special Committee in making its recommendation to our board of directors to engage in the merger. Furthermore, Credit Suisse First Boston’s opinion to the Special Committee was one of many factors taken into consideration by our board of directors in making its determination to engage in the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Special Committee, our board of directors or our management with respect to whether our board of directors would have been willing to agree to a different aggregate merger consideration, to be received by holders of our common stock.

Credit Suisse First Boston was first retained by Blue Martini to act as financial advisor in connection with exploring and evaluating opportunities for Blue Martini to combine with or be acquired by another company. Credit Suisse First Boston was selected by Blue Martini based on Credit Suisse First Boston’s qualifications, expertise and reputation. As described above under “The Merger—Background of the Merger,” the Special Committee later retained Credit Suisse First Boston as its financial advisor. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse First Boston and its affiliates have in the past provided financial and investment banking services to affiliates of Multi-Channel unrelated to the merger for which Credit Suisse First Boston has received compensation and Credit Suisse First Boston and its affiliates may in the future provide such services to Multi-Channel and its affiliates for which Credit Suisse First Boston would expect to receive compensation. Credit Suisse First Boston and its affiliates, including funds managed or advised by Credit Suisse First Boston or certain of its affiliates, may have investments in Multi-Channel and have investments in affiliates of Multi-Channel, including funds managed or advised by affiliates of Multi-Channel. In the ordinary course of Credit Suisse First Boston’s business, Credit Suisse First Boston and its affiliates may actively trade our debt and equity securities and those of affiliates of Multi-Channel for Credit Suisse First Boston and its affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to an engagement letter dated as of September 10, 2002 and amended as of February 8, 2005, we engaged Credit Suisse First Boston to provide financial advisory services to the Special Committee in connection with the merger, including, among other things, rendering its opinion to the Special Committee. Pursuant to the terms of the engagement letter, we have agreed to pay Credit Suisse First Boston a customary fee in connection therewith, 75% of which is contingent upon the consummation of the merger. Credit Suisse First Boston will also receive a fee for rendering its opinion. In addition, we have agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and have agreed to indemnify Credit Suisse First Boston for certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Recommendation of the Board of Directors

At a meeting of the Special Committee held on February 28, 2005, the Special Committee determined that the merger and the merger agreement are fair to, and in the best interests of, Blue Martini’s stockholders and recommended that our board of directors approve the merger agreement, and that our board of directors recommend that Blue Martini’s stockholders vote to adopt the merger agreement. At a meeting of our board of directors held on February 28, 2005, based upon the recommendation of the Special Committee and upon its own review, our board of directors determined that the merger and the merger agreement are fair to, and in the best interests of, Blue Martini and its stockholders, declared the merger agreement and the merger to be advisable and recommended that Blue Martini’s stockholders vote to adopt the merger agreement.

Our board of directors recommends that our stockholders vote “FOR” the merger proposal.

Voting Agreements

In connection with the execution of the merger agreement, each of Monte Zweben, Dennis Carey, Mel Friedman, Dominic Gallello, Amal Johnson, Gary A. Wetsel, William Zuendt, Eugene Davis and Russell Gunderson executed voting agreements with and delivered irrevocable proxies to Multi-Channel relating to the shares of Blue Martini common stock, and options to purchase such shares, owned by them. These individuals hold an aggregate of 3,638,828 shares of our common stock (representing approximately 27.93% of the outstanding shares on February 28, 2005) and options to purchase 983,044 shares of our common stock.

Under the voting agreements, these individuals agreed to vote their shares of Blue Martini common stock or other securities and any newly acquired shares or other securities:

•	in favor of the adoption of the merger agreement, the merger and the other actions contemplated by the merger agreement and any action in furtherance of the foregoing; and

•	against any merger, consolidation or other business combination involving Blue Martini or our subsidiaries (other than the merger contemplated by the merger agreement), any sale or other transfer of all or substantially all of the assets of Blue Martini and our subsidiaries, any Takeover Proposal (as defined in the merger agreement and described below), any liquidation, dissolution or winding up of Blue Martini, any amendment to our certificate of incorporation or bylaws that is not approved by Multi-Channel, or any action that is intended, or would reasonably be expected, to interfere with or delay the merger with Multi-Channel or any of the transactions contemplated by the merger agreement.

Each of these stockholders also agreed not to sell, encumber, grant an option with respect to or dispose of any of the securities or options of Blue Martini owned by such stockholder, or enter into any agreement or commitment contemplating any of the foregoing, except, subject to certain conditions, for transfers to the stockholder’s immediate family or upon the death of the stockholder.

The voting agreements terminate upon the earlier of the consummation of the merger or the valid termination of the merger agreement.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of the Special Committee and our board of directors in favor of the merger, you should be aware that there are provisions of the merger agreement and other arrangements that will result in certain benefits to certain of our directors and executive officers, but not to stockholders generally. In addition, an agreement between Multi-Channel and Monte Zweben, our Chairman and Chief Executive Officer, negotiated and entered into after the execution and delivery of the merger agreement will result in certain benefits to Mr. Zweben, but not to stockholders generally, as described below under the heading “Zweben Employment Agreement”. Stockholders should take these benefits into account in deciding whether to vote for adoption of the merger agreement. They are set forth below.

Acceleration of Stock Options

Under the terms of the merger agreement, stock options held by our executive officers and directors, like all other stock options held by our other employees, will vest and become exercisable immediately prior to the effective time of the merger except as may be otherwise provided in the grant documents relating to such options. All stock options that are then outstanding will be automatically converted into an amount in cash equal to, for each share of common stock of Blue Martini underlying such option, the excess (if any) of $4.00 over the exercise price per share of such option, without interest and subject to any applicable withholding taxes. At the time we entered into the merger agreement, our executive officers and directors held options to purchase an aggregate of approximately 581,281 shares of Blue Martini common stock which were not then vested.

Options issued under our 2000 Equity Incentive Plan, as amended, and our 2000 Non-Employee Directors’ Plan, as amended, were subject to pre-existing acceleration provisions, pursuant to which the vesting of 50% of all unvested options would have accelerated following the effective date of a change in control transaction. As a result of the fact that Multi-Channel will not be assuming our option plans in the merger, all of our outstanding options will be accelerated, except as may be otherwise provided in the grant documents relating to such options.

The following table assumes, solely for purposes of providing the information therein, that the merger closes on April 29, 2005, although we have no current expectation as to what the actual closing date will be. The following table sets forth as of March 1, 2005, with respect to our directors and executive officers:

•	the number of shares of Blue Martini common stock subject to options held by such persons that vest as a result of the merger;

•	the number of shares of Blue Martini common stock subject to options held by such persons that will be exercisable at the closing of the merger;

•	the range of exercise prices of all options held by such persons;

•	the weighted average exercise price of all options held by such persons;

•	the weighted average exercise price of the options held by such persons that vest as a result of the merger;

•	the cash value realizable by such persons from options that vest as a result of the merger; and

•	the cash value realizable by such persons upon the closing of the merger.

Name	Shares of Common Stock Subject to Options that Vest as a Result of the Merger	Shares of Common Stock Subject to Options Exercisable at Closing of the Merger*	Range of Exercise Prices per Share of All Options	Weighted Average Exercise Price per Share of All Options	Weighted Average Exercise Price per Share of Options that Vest as a Result of the Merger	Realizable Value of Options that Vest as a Result of the Merger	Realizable Value of All Options at the Closing of the Merger**
Monte Zweben	58,970	213,728	$5.59-$ 42.00	$20.33	$5.59	$0.00	$0.00
Dennis Carey	20,934	90,142	$3.87-$ 5.81	$4.17	$4.05	$2,184.78	$8,190.00
Mel Friedman	19,559	89,927	$3.87-$ 6.44	$4.25	$4.01	$2,083.25	$7,930.00
Dominic Gallello	22,503	89,571	$2.56-$ 4.54	$3.97	$3.90	$4,050.87	$13,722.24
Amal Johnson	32,501	70,000	$4.54-$ 5.31	$5.09	$5.23	$0.00	$0.00
Gary Wetsel	35,279	70,000	$4.54-$ 5.75	$5.40	$5.64	$0.00	$0.00
William Zuendt	19,749	89,676	$3.87-$140.00	$9.88	$3.98	$2,133.95	$8,060.00
Eran Pilovsky	101,786	248,284	$2.52-$ 6.44	$3.77	$3.96	$54,550.02	$181,176.72
Eugene Davis	100,000	100,000	$2.66-$ 2.66	$2.66	$2.66	$134,000.00	$134,000.00
Russell Gunderson	170,000	170,000	$2.68-$ 4.41	$4.00	$4.00	$52,800.00	$52,800.00

*	Includes shares of common stock subject to options that vest as a result of the merger listed in the prior column.
**	Includes realizable value of options that vest as a result of the merger listed in the prior column.

Acceleration of Restricted Stock Awards. Immediately prior to the effective time of the merger, restricted stock awards held by certain of our executive officers, like all other restricted stock awards held by our other employees, will immediately vest except as may be otherwise provided in the grant documents relating to such restricted stock awards. Eran Pilovsky, Eugene Davis and Russell Gunderson respectively hold 26,000, 19,000 and 25,000 shares of our common stock issued pursuant to such restricted stock awards. Assuming that the merger closes on April 29, 2005, 26,000, 19,000 and 25,000 shares of our common stock subject to such restricted stock awards held by Messrs. Pilovsky, Davis and Gunderson, respectively, will be accelerated as a result of the merger, the cash value of which would be $104,000, $76,000 and $100,000, respectively. We have no current expectation as to what the actual closing date will be.

Severance Arrangements under Existing Employment Agreements.

Mr. Zweben’s employment agreement with Blue Martini provides, among other things, that if he is terminated without cause not in connection with a change of control, we will pay him a cash payment equal to six months of his base salary and target bonus and extend the period of time to exercise any vested options to twenty-four months after termination; if Mr. Zweben is terminated without cause shortly before and in contemplation of a change of control or within twelve months after a change of control, the surviving corporation will pay him a cash payment equal to twelve months of his base salary and target bonus, accelerate the vesting of 50% of his unvested options and extend the period of time to exercise any vested options to forty-eight months after termination. Upon consummation of the merger, Mr. Zweben’s employment agreement with us will be superseded in its entirety by the employment agreement with Multi-Channel described below.

Mr. Pilovsky’s employment agreement provides, among other things, that if he is terminated without cause not in connection with a change of control, we will pay him a cash payment equal to three months of his base salary and target bonus and extend the period of time to exercise any vested options to eighteen months; if Mr. Pilovsky is terminated without cause shortly before and in contemplation of a change of control or within twelve months after a change of control, the surviving corporation will pay him a cash payment equal to six months of his base salary and target bonus, accelerate the vesting of 50% of his unvested options and extend the period of time to exercise any vested options to thirty-six months after termination.

Mr. Davis’s employment agreement provides, among other things, that if he is terminated without cause not in connection with a change of control, we will pay him a cash payment equal to three months of his base salary; if Mr. Davis is terminated without cause in connection with a change of control, the surviving corporation will pay him a cash payment equal to six months of his base salary.

Mr. Gunderson’s employment agreement provides, among other things, that if he is terminated without cause not in connection with a change of control, we will pay him a cash payment equal to three months of his base salary and target bonus; if Mr. Gunderson is terminated without cause shortly before and in contemplation of a change of control or within twelve months after a change of control, the surviving corporation will pay him a cash payment equal to six months of his base salary and target bonus.

Indemnification of Directors and Executive Officers and Insurance.

The merger agreement provides that all rights of indemnification for acts or omissions occurring at or prior to the merger that exist in favor of individuals who were directors or officers of Blue Martini at or prior to the effective time of the merger as provided in our certificate of incorporation or bylaws or any of our existing indemnification agreements disclosed to Multi-Channel and in effect as of the date of the merger agreement will continue in full force and effect after the merger in accordance with their terms. Multi-Channel has agreed to cause the surviving corporation in the merger to fulfill and honor in all respects those obligations. The merger agreement further provides that for a period of six years following the effective time of the merger, Multi-Channel will indemnify and hold harmless such individuals in connection with claims and actions arising out of actions and omissions in such individuals’ capacity as a director, officer or employee or any of the transactions contemplated by the merger agreement and pay in advance of final disposition of such matters, the expenses of such person, subject to repayment if it is ultimately determined that such individual is not entitled to be indemnified. Multi-Channel has further agreed that following the merger, it will, or will cause the surviving corporation to, provide, for a period not less than six years, directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. Multi-Channel will not be required to pay an annual premium for such insurance that exceeds 200% of the annual premium that we currently pay for such insurance.

Zweben Employment Agreement

After the execution and announcement of the merger agreement, Mr. Zweben negotiated and entered into an employment agreement with Multi-Channel (the “Zweben Employment Agreement”), dated as of March 17, 2005. The Zweben Employment Agreement provides that Mr. Zweben will have the title of Executive Chairman of Multi-Channel and serve on its board of directors upon consummation of the merger. Mr. Zweben would report directly to the Multi-Channel board of directors and would be responsible for strategic development, but not the management, of Multi-Channel.

Equity Investment

Under the Zweben Employment Agreement, Mr. Zweben and Multi-Channel agreed to enter into a contribution agreement prior to the effective time of the merger, pursuant to which Mr. Zweben will contribute 900,000 shares of Blue Martini common stock held by him to Multi-Channel in exchange for convertible preferred stock of Multi-Channel, of the same class and at the same price per share as the equity issued to Golden Gate Capital in connection with its financing of the merger (the “Zweben Rollover Shares”). Mr. Zweben’s shares of Blue Martini common stock in such exchange will be valued at $4.00 per share. According to the Zweben Employment Agreement, the Zweben Rollover Shares will represent approximately 7.2% of Multi-Channel’s fully diluted capital stock outstanding. The Zweben Rollover Shares will be issued with customary investor rights, protections and obligations, including registration rights, which are at least as favorable as those provided to other minority investors in Multi-Channel, and drag-along rights and restrictions on transfer.

Employment Terms

Mr. Zweben’s base annual salary under the Zweben Employment Agreement will be $250,000. In addition, Mr. Zweben will be entitled to receive an annual bonus equal to up to 60% of his year-end base salary. The agreement will also entitle Mr. Zweben to participate in Multi-Channel’s employee benefit plans that are available to its executive employees.

Mr. Zweben will be granted options to purchase the number of shares of Multi-Channel common stock equal to 3% of Multi-Channel’s fully diluted capital stock outstanding as of the effective time of the merger (the “Zweben Options”). The exercise price of 75% of the shares underlying the Zweben Options will be equal to the fair market value of Multi-Channel’s common stock as of the effective time of the merger; the exercise price of 15% of the shares underlying the Zweben Options will be equal to 2.5 times the fair market value of Multi-Channel’s common stock as of the effective time of the merger; and the exercise price of the remaining 10% of the shares underlying the Zweben Options will be equal to 4 times the fair market value of Multi-Channel’s common stock as of the effective time of the merger. The Zweben Options will vest monthly over 4 years, subject to acceleration and forfeiture.

If Mr. Zweben is employed by Multi-Channel at the time of a change of control of Multi-Channel, or if Mr. Zweben is terminated without cause or he resigns for good reason in connection with and prior to a change of control, the Zweben Options will vest in full. In addition, if Mr. Zweben is terminated without cause or he resigns for good reason prior to a change of control prior to the first anniversary of the effective time of the merger, Multi-Channel will pay Mr. Zweben a lump-sum severance payment equal to $550,000. If Mr. Zweben is terminated without cause or he resigns for good reason prior to a change of control after such time, Multi-Channel will pay Mr. Zweben an amount equal to 12 months of his base salary and target bonus.

As a result of the Zweben Employment Agreement and the issuance of the Zweben Rollover Shares and the Zweben Options, Mr. Zweben may benefit from the surviving corporation’s future earnings and any increase in the surviving corporation’s value and suffer losses from any decrease in the surviving corporation’s value, while you will no longer receive any such benefit or bear any such risk.

Directorship in Multi-Channel

Other than Mr. Zweben, we understand that it is currently contemplated that no other member of our board of directors or management will serve on the Multi-Channel board of directors.

Our board of directors, including the members of the Special Committee, was aware of, and considered the interests of, our directors and executive officers (other than those interests created by the Zweben Employment

Agreement, which was negotiated and entered into after the signing and announcement of the merger agreement), and the potential conflicts arising from such interests in its deliberations of the merits of the merger and in approving the merger agreement and the merger. The Special Committee was made aware of the terms of the Zweben Employment Agreement after it was negotiated.

Appraisal Rights

If the merger is completed, holders of Blue Martini common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“Section 262”), provided that they comply with the conditions established by Section 262.

The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

A record holder of shares of Blue Martini common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the “Delaware Court”) of the fair value of his or her shares of Blue Martini common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Blue Martini common stock” are to the record holder or holders of shares of Blue Martini common stock. Except as set forth herein, stockholders of Blue Martini will not be entitled to appraisal rights in connection with the merger .

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement shall constitute such notice to the record holders of Blue Martini common stock.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

•	Stockholders electing to exercise appraisal rights must not vote “for” the adoption of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be filed with us before the taking of the vote on the merger agreement at the Special Meeting on [•], 2005. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Blue Martini common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the merger agreement or an abstention from such vote.

•

A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Blue Martini common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Blue Martini at 2600 Campus Drive, San Mateo, California 94403, Attention: Corporate Secretary.

Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger, either Blue Martini or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on Blue Martini in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Blue Martini to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Blue Martini will file such a petition or that Blue Martini will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Blue Martini common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from Blue Martini a statement setting forth the aggregate number of shares of Blue Martini common stock not voting in favor of the merger and with respect to which demands for appraisal were received by Blue Martini and the number of holders of such shares. Such statement must be mailed within 10 days after the stockholders’ request has been received by Blue Martini or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Blue Martini common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Blue Martini common stock is less than the merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Blue Martini a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of Blue Martini and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure by any Blue Martini stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Delisting and Deregistration of Our Common Stock

If the merger is completed, Blue Martini common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the material federal income tax consequences to our stockholders whose common stock is converted into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions occur in connection with the merger), including, without limitation, any exercise of a Blue Martini option or the acquisition or disposition of Blue Martini shares other than pursuant to the merger. In addition, it does not address all aspects of federal income taxation that may affect particular Blue Martini stockholders in light of their particular circumstances, including:

•	stockholders that are insurance companies;

•	stockholders that are tax-exempt organizations;

•	stockholders that are financial institutions or broker-dealers;

•	stockholders who hold their common stock as part of a hedge, straddle or conversion transaction;

•	stockholders that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code;

•	stockholders who are subject to the federal alternative minimum tax;

•	stockholders who are partnerships;

•	stockholders who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation; and

•	stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts with respect to the United States.

The following summary also does not address holders of stock options. The following summary assumes that Blue Martini stockholders hold their common stock as a “capital asset” (generally, property held for investment).

Treatment of Holders of Common Stock

The conversion of Blue Martini common stock into the right to receive cash in the merger will be a taxable transaction. Generally, this means that our stockholders will recognize a capital gain or loss equal to the difference between (1) the amount of cash stockholders receive in the merger and (2) their adjusted tax basis in the common stock (which is usually a stockholder’s original cost for the stock). For this purpose, Blue Martini stockholders who acquired different blocks of Blue Martini shares at different times for different prices must calculate gain or loss separately for each identifiable block of Blue Martini shares surrendered in the exchange.

This gain or loss will be long-term if the holder has held Blue Martini common stock for more than one year as of the date of the merger. Under current law, long-term capital gains of stockholders who are individuals, trusts and estates are subject to a maximum federal income tax rate of 15%, whereas the maximum federal income tax rate on ordinary income and short-term capital gains (that is, gain on capital assets held for not more than one year) of an individual is currently 35% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals. Capital losses not offset by capital gains may be deducted against a non-corporate stockholder’s ordinary income only up to a maximum annual amount of $3,000, and non-corporate stockholders may carry forward unused capital losses. A corporate stockholder can deduct capital losses only to the extent of capital gains; unused capital losses may be carried back three years and forward five years.

Backup Withholding

An Blue Martini stockholder may be subject to “backup withholding” with respect to certain “reportable payments” including taxable proceeds received in exchange for the stockholder’s Blue Martini shares in the merger. The current backup withholding rate is 28%, but this rate could change at any time. Backup withholding will generally not apply, however, to an Blue Martini stockholder who furnishes the paying agent with a correct taxpayer identification number on Form W-9 (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. In addition, certain foreign persons such as certain nonresident aliens may establish an exemption from, or a reduced rate of, backup withholding by delivering the proper version of Form W-8. Each Blue Martini stockholder and, if applicable, each other payee, should complete and sign the Form W-9 included with the letter of transmittal (or other applicable form such as a Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to an Blue Martini stockholder under the backup withholding rules generally will be allowed as a credit against the Blue Martini stockholder’s United States federal income tax liability.

The foregoing discussion of the federal income tax consequences of the merger is for our stockholders’ general information only. Accordingly, our stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the merger, including the applicable federal, state, local and foreign tax consequences.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated under the HSR Act, acquisitions of a sufficient size may not be consummated unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger of Blue Martini with a Multi-Channel subsidiary and the conversion of shares of Blue Martini stock into the right to receive the merger consideration is subject to the provisions of the HSR Act. Under the HSR Act, the transaction cannot be consummated until the expiration or early termination of the waiting period following the filing of Hart-Scott-Rodino Notification and Report Forms by Multi-Channel and Blue Martini. Both Multi-Channel and Blue Martini have filed the required notification and report forms and both received early termination of their HSR waiting periods on March 18, 2005. The merger agreement provides that Multi-Channel and Blue Martini will use commercially reasonable efforts to consummate the merger as promptly as practicable, including commercially reasonable efforts to obtain regulatory clearance.

We are also required to file certain information and materials with regulatory authorities in Germany. On March 23, 2005 Multi-Channel, on its and Blue Martini’s behalf, filed the required information and materials in Germany. Under certain laws and regulations in the United States and Germany, the applicable approvals must be granted or the applicable waiting periods must expire or terminate prior to the consummation of the merger.

At any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended or approval has been granted, any state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Blue Martini. Such information can be found elsewhere in this proxy statement and in the other public filings Blue Martini makes with the SEC, which are available without charge at www.sec.gov.

Merger Consideration

Upon completion of the merger, each outstanding share of Blue Martini common stock, other than shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $4.00 in cash, without interest. The price of $4.00 per share was determined through arm’s-length negotiations between us and Multi-Channel. Upon completion of the merger, no shares of Blue Martini common stock will remain outstanding and all shares will automatically be canceled and will cease to exist. However, pursuant to an agreement negotiated and entered into after the signing and announcement of the merger agreement, Monte Zweben will exchange 900,000 shares of his Blue Martini common stock for capital stock of Multi-Channel prior to the consummation of the merger. See “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Our obligation to complete the merger is conditioned upon, among other things, Multi-Channel depositing with the paying agent cash in an amount that, together with the cash that Multi-Channel may cause the surviving corporation to deposit with the paying agent immediately following the effective time of the merger in accordance with the merger agreement (the “Surviving Corporation Payment Fund”), is sufficient to pay the aggregate merger consideration payable to the holders of our common stock. However, there is no financing condition to the merger.

Multi-Channel has represented to us that it will obtain, and at the effective time of the merger that it will have, sufficient cash resources that, together with the Surviving Corporation Payment Fund, will enable it to pay the aggregate merger consideration payable to the holders of our common stock. In addition, Multi-Channel and Blue Martini have received an executed copy of the commitment letter pursuant to which the Golden Gate Entities are committed to invest an amount in cash in Multi-Channel as a source of funding for the merger that, together with the Surviving Corporation Payment Fund, is equal to the aggregate merger consideration, as described in more detail below under “The Commitment Letter.”

Conversion of Shares; Procedures for Exchange of Certificates

Effective automatically upon completion of the merger, you will have the right to receive $4.00 per share in cash, without interest. Prior to the effective time of the merger, Multi-Channel will enter into an agreement with a bank or trust company to act as paying agent under the merger agreement. Immediately following the effective time of the merger, Multi-Channel will deposit, or cause to be deposited, with the paying agent cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of Blue Martini common stock. Subject to certain limitations, following the effective time of the merger, Multi-Channel may cause the surviving corporation to deposit a portion of the cash amount required to enable the paying agent to pay the aggregate merger consideration to the holders of shares of Blue Martini common stock.

Promptly after the effective time of the merger, the paying agent will mail to each record holder of shares a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, and such other customary documents as the paying agent may require, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of common stock previously represented by such stock certificate shall have been converted pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be canceled.

In the event of a transfer of ownership of shares of common stock which is not registered in our transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if required by Multi-Channel, you post a bond in such reasonable amount as Multi-Channel may direct as indemnity against any claim that may be made with respect to that certificate against Multi-Channel.

You should not send your certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the effective time. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

One year after the effective time, the paying agent will deliver to the surviving corporation any funds made available to the paying agent which have not been disbursed to holders of Blue Martini stock certificates. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such one year period may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled.

The cash paid to you upon conversion of your shares of Blue Martini common stock will be issued in full satisfaction of all rights relating to the shares of Blue Martini common stock.

Effect on Blue Martini Stock Options

Each stock option to acquire Blue Martini common stock outstanding at the effective time of the merger, whether or not then vested or exercisable, will be accelerated in accordance with the terms of our stock option plans (subject to any contrary terms of lesser acceleration specifically provided for in the terms of the grant documents related to a particular stock option) and canceled. In consideration of such cancellation, Blue Martini will pay to the holder of each such canceled stock option, as soon as practicable after the effective time, a cash payment equal to the product of (1) the excess of the merger consideration over the per share exercise price of such stock option, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option, taking into account the acceleration provided for under the terms of our stock option plans and related grant documents.

Effect on Blue Martini Restricted Stock Grants

Each grant of restricted Blue Martini common stock outstanding at the effective time of the merger, whether or not then vested, will be accelerated in accordance with the terms of our stock option plans (subject to any contrary terms of lesser acceleration specifically provided for in the terms of the grant documents related to a particular stock grant).

Effect on Blue Martini Employee Stock Purchase Plan

Our Employee Stock Purchase Plan will be terminated immediately prior to the effective time of the merger. Any purchase rights outstanding at the time of termination of the purchase plan will be exercised, and each share of Blue Martini common stock acquired upon exercise of such purchase right will be converted in the merger into $4.00 in cash, without interest.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Multi-Channel and Blue Martini and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly-owned subsidiary of Multi-Channel and a party to the merger agreement, will merge with and into Blue Martini. Blue Martini will survive the merger as a wholly-owned Delaware subsidiary of Multi-Channel.

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of Blue Martini” and “Representations and Warranties of Parent and Merger Sub” in Annex A to this proxy statement. However, the assertions embodied in these representations and warranties are qualified by information in a confidential disclosure schedule that Blue Martini provided to Multi-Channel in connection with the signing of the merger agreement. While Blue Martini does not believe that it contains information securities laws require it to publicly disclose other than information that has already been so disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in Blue Martini’s general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in Blue Martini’s public disclosures.

The merger agreement contains customary representations and warranties of Blue Martini as to, among other things:

•	our organization, good standing and corporate power;

•	our capitalization;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of our stockholders, third parties and governmental authorities relating to, the merger agreement;

•	our SEC documents and undisclosed liabilities;

•	certain changes or events since September 30, 2004;

•	legal proceedings;

•	compliance with laws and permits;

•	information in this proxy statement;

•	tax matters;

•	employee benefits and labor matters;

•	environmental matters;

•	contracts;

•	real property;

•	title to properties;

•	intellectual property;

•	insurance;

•	opinion of financial advisor;

•	brokers and other advisors;

•	state takeover statutes;

•	related party transactions; and

•	change of control payments.

In addition, the merger agreement contains representations and warranties by Multi-Channel and Merger Sub as to:

•	organization, good standing and corporate power;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of third parties and governmental authorities relating to, the merger agreement;

•	governmental approvals;

•	information supplied in this proxy statement;

•	ownership and operations of Merger Sub;

•	financing, including receipt of the commitment letter;

•	brokers and other advisors; and

•	ownership of capital stock of Blue Martini.

The representations and warranties of Blue Martini, Multi-Channel Holdings and Merger Sub will expire upon completion of the merger.

Covenants

Conduct of Blue Martini Business

We have agreed in the merger agreement that, except as permitted or contemplated by the merger agreement or required by law and except for certain actions set forth on a schedule or otherwise consented to by Multi-Channel in writing (which consent may not be unreasonably withheld or delayed), we will carry on our business in the ordinary course, consistent with past practice, use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of all material contracts, and use commercially reasonable efforts to maintain and preserve intact our business organization and the goodwill of those having business relationships with us and retain the services of our present officers and key employees.

In addition, we have agreed that, subject to specified exceptions, neither we nor any of our subsidiaries may, without Multi-Channel’s prior written consent (which, as to certain of the matters listed below, may not be unreasonably withheld or delayed):

•

issue, sell, grant, dispose of, pledge or otherwise encumber any notes, bonds or other debt securities, shares of our capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of our capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of our capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of our capital stock, voting securities or equity interests;

•	redeem, purchase or otherwise acquire any of our outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants or options to acquire any shares of our capital stock, voting securities or equity interests;

•	declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of our capital stock or otherwise make any payments to our stockholders in their capacity as such;

•	split, combine, subdivide or reclassify any shares of our capital stock;

•	establish or acquire any subsidiary;

•	incur any indebtedness for borrowed money or guarantee any indebtedness;

•	sell, transfer, lease, license, mortgage, encumber, subject to any lien or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of our properties or assets (including securities of our subsidiaries) to any person;

•	amend or waive any of our rights under, or accelerate the vesting under, any provision of our stock plans;

•	make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $300,000 in the aggregate during any three-consecutive month period;

•	make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other entity, business, division or assets;

•	make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan to, or guarantee for the benefit of, any person;

•	make any advance to our employees;

•	increase in any manner the compensation of any of our directors, officers or employees;

•	enter into any indemnification agreement, enter into, establish or amend any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan or agreement with, for or in respect of, any stockholder, director, officer, other employee or consultant;

•	hire any employee except, subject to certain conditions, for (1) replacements of current employees and (2) other new employees whose annual noncontingent cash compensation and annual target commission payments do not, in the aggregate with all other such new employees, does not exceed $500,000;

•	enter into, or materially amend, modify or supplement any material contract outside the ordinary course of business consistent with past practice or waive, release, grant, assign or transfer any of its material rights or claims or settle any material litigation or claim made against Blue Martini;

•	renegotiate or enter into any new license, agreement or arrangement relating to any intellectual property sold or licensed by us;

•	make or change any material election concerning taxes or tax returns;

•	make any changes in financial or tax accounting methods, principles or practices or change an annual accounting period, except insofar as may be required by a change in generally accepted accounting principles or applicable law;

•	amend our charter documents or the charter documents of our subsidiaries;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; or

•	agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the merger not being satisfied.

The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business of the Company” in Annex A to this proxy statement.

No Solicitation of Transactions by Blue Martini

We have agreed, prior to the merger becoming effective or being terminated in accordance with its terms, to certain limitations on our ability to take action with respect to other acquisition transactions. Except as set forth below, we have agreed to not directly or indirectly:

•	solicit, initiate or knowingly encourage the initiation of any proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal (as defined below);

•	participate in any discussions with any third party regarding, or furnish to any third party any non-public information with respect to, any Takeover Proposal;

•	enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Takeover Proposal; or

•	terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement;

and have agreed that:

•	our board of directors will not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Multi-Channel, our board of directors’ recommendation that our stockholders adopt the merger agreement;

•	neither our board of directors nor any committee thereof will approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; and

•	neither our board of directors nor any committee thereof will authorize or cause Blue Martini to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement related to any Takeover Proposal.

Notwithstanding these limitations:

•

if we receive a bona fide written Takeover Proposal not solicited by Blue Martini in violation of the non-solicitation provisions of the merger agreement that our board of directors (or any committee thereof) determines in good faith is reasonably likely to result in a Superior Proposal (as defined below) and with respect to which our board of directors (or any committee thereof) determines in good faith, after consulting with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to our stockholders, then we may (but only prior to obtaining stockholder approval of the merger and after notifying Multi-Channel of any such action we propose to take), in response to such Takeover Proposal (1) enter into a confidentiality agreement with the person making such Takeover Proposal, (2) furnish information to the person making such Takeover Proposal, but only after such person enters into a confidentiality agreement with us and provided that we concurrently with the delivery to such person, we deliver to Multi-Channel all such information not previously provided to them, and (3) participate in discussions and negotiations with such person regarding such Takeover

Proposal (and terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement in connection with such discussions and negotiations);

•	our board of directors may withdraw or modify its recommendation that our stockholders adopt the merger agreement, any committee of our board of directors may withdraw or modify its recommendation with respect to the merger and our board of directors (or any committee thereof) may recommend a Takeover Proposal, if our board of directors (or such committee) determines in good faith, after consulting with outside legal counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with its fiduciary duties to our stockholders and at least two business days prior to withdrawing or modifying such board recommendation or recommending a Takeover Proposal, our board of directors notifies Multi-Channel or such action is propose to take and during such two business day period our board of directors (or any committee thereof) negotiates in good faith with Multi-Channel with respect to any revised proposal to acquire our common stock that Multi-Channel may make during such period; and

•	if terminate the merger agreement after receipt of a Superior Proposal (which we may do only (1) after we have provided Multi-Channel with a written notice of our intent to exercise such right to terminate which notice describes the Superior Proposal and the parties thereto and (2) if within two business days following the delivery of such notice, Multi-Channel does not propose adjustments in the terms and conditions of the merger agreement which our board of directors (or any committee thereof) determines in its good faith judgment (after consultation with an independent financial advisor) to be more favorable to our stockholders that such Superior Proposal), then our board of directors may, contemporaneously with such termination, cause Blue Martini to enter into a letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement related to any Takeover Proposal; however, in the event of such a termination, Blue Martini would be required to pay a $1,622,000 termination fee to Multi-Channel as described below under “Fees and Expenses.”

Under the merger agreement, “Takeover Proposal” means any proposal or offer from any person (other than Multi-Channel and its affiliates) providing for any:

•	acquisition (whether in a single transaction or a series of related transactions) of our assets having a fair market value equal to 15% or more of Blue Martini’s consolidated assets;

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of the voting power of Blue Martini;

•	tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of the voting power of Blue Martini;

•	merger, consolidation, share exchange, business combination, recapitalization or similar transaction (other than liquidation or dissolution of our wholly-owned subsidiaries) or similar transaction involving us (other than mergers, consolidations, business combinations or similar transactions (1) involving solely us and/or one or more of our subsidiaries and (2) that if consummated would result in a person beneficially owning not more than 15% of any class of our equity securities); or

•	public announcement of any agreement, proposal or plan to do any of the foregoing.

However, for purposes of the termination fee provisions of the merger agreement, as described below under “Fees and Expenses,” the references to “15%” in the definition of Takeover Proposal shall be deemed instead to refer to “50%”.

Under the merger agreement, “Superior Proposal” means a bona fide written offer obtained to acquire, for consideration consisting of cash and/or securities, equity securities or assets of Blue Martini, made by a third party, which is on terms and conditions which our board of directors (or any committee thereof) determines in its good faith judgment (after consultation with an independent financial advisor of nationally recognized reputation) to be more favorable to our stockholders than the merger (including any adjustment to the terms and conditions of the Merger proposed in writing by Parent in response to such proposal) and is, in the good faith judgment of our board of directors (or any committee thereof), reasonably capable or being consummated in a timely manner (taking into account, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such proposal and any antitrust or competition law approvals or non-objections).

Other Covenants

The merger agreement contains a number of other covenants, including covenants relating to:

•	preparation of this proxy statement and holding of the Special Meeting;

•	recommendation by our board of directors that our stockholders adopt the merger agreement;

•	use of commercially reasonable efforts to consummate the merger as promptly as practicable, including obtaining regulatory clearance and, in connection therewith, to vigorously defend any challenge by regulatory authorities to the completion of the merger;

•	public announcements;

•	access to information;

•	notification of breaches of representations and warranties, breaches of covenants and certain other matters;

•	indemnification and insurance;

•	securityholder litigation;

•	fees and expenses; and

•	employee benefits.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the following conditions:

•	the adoption of the merger agreement by the requisite vote of Blue Martini’s stockholders;

•	the expiration or termination of the waiting period under the HSR Act;

•	the expiration or termination of any applicable waiting periods under foreign antitrust laws and the receipt of any required foreign antitrust approvals except where the failure to allow such waiting period to expire or terminate or to obtain such approval would not have a material adverse effect on Blue Martini or Multi-Channel; and

•	no law, injunction, judgment or ruling shall have been enacted or shall be in effect that enjoins, restrains, prevents or prohibits the completion of the merger, makes the completion of the merger illegal or imposes material limitations on the ability of Multi-Channel effectively to acquire or hold the business of Blue Martini.

Multi-Channel’s and Merger Sub’s obligations to complete the merger are also subject to the following conditions:

•	our representations and warranties must be true and correct as of the date of the closing of the merger, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us;

•	we must have performed in all material respects all of our obligations under the merger agreement;

•	since the date of the merger agreement through the closing date of the merger, there must not have been any change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on us;

•	there must not be any legal, administrative, arbitral or other proceeding pending before any governmental entity in which a governmental entity is a party that would or would reasonably be expected to restrain, enjoin, prevent, prohibit or make illegal the completion of the merger or impose material limitations on the ability of Multi-Channel to effectively exercise full rights of ownership of Blue Martini;

•	the sum of the cash amounts to be paid to (1) our stockholders in respect of our outstanding shares of common stock other than shares of common stock issued after the date of the merger agreement pursuant to our employee stock purchase plan, and (2) our option and warrant holders pursuant to the terms of the merger agreement must not exceed the sum of (a) $54,834,185 and the aggregate amount of cash paid or payable to Blue Martini upon the exercise of options and warrants identified on our disclosure schedule delivered to Multi-Channel in connection with the merger agreement and the notice of exercise of which was received by Blue Martini on or after February 28, 2005; and

•	we must have delivered to Multi-Channel certified copies of certain resolutions of our board of directors and stockholders and our certificate of incorporation and bylaws and Multi-Channel must have received an officer’s certificate certifying as to the satisfaction of certain closing conditions.

The merger agreement provides that a “material adverse effect” on us means any change, event, occurrence or circumstance which:

•	has a material adverse effect on our business, results of operations or financial condition, except that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be a material adverse effect on us: (1) any effect, change, event, occurrence or circumstance relating to the U.S. or any foreign economy in general to the extent not disproportionately affecting us; (2) any effect, change, event, occurrence or circumstance relating to the industries in which we operate to the extent not disproportionately affecting us; (3) any effect, change, event, occurrence or circumstance relating to fluctuations in the value of currencies; (4) any effect, change, event, occurrence or circumstance relating to acts of terrorism, war, national or international calamity or other similar event to the extent not disproportionately affecting us; (5) any effect, change, event, occurrence or circumstance that arises out of or results from the announcement of the merger agreement, the existence of the merger agreement or the fact that the merger may be consummated; (6) our failure to meet internal or analysts’ expectations or projections (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this definition); (7) any effect, change, event, occurrence or circumstance resulting from any action taken by us or our subsidiaries with Multi-Channel’s express written consent or our compliance with the merger agreement; and (8) or any effect, change, event, occurrence or circumstance resulting from our failure to take any action we are prohibited from taking pursuant to the operational covenants in the merger agreement due to Multi-Channel’s unreasonable withholding or delaying of consent; or

•	prohibits Blue Martini’s consummation of the merger.

Our obligation to complete the merger is also subject to the following conditions:

•	Multi-Channel’s and Merger Sub’s representations and warranties must be true and correct as of the date of the closing of the merger, except as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of Multi-Channel to consummate the merger;

•	Multi-Channel and Merger Sub must have performed in all material respects all of their respective obligations under the merger agreement; and

•	Multi-Channel must have deposited with the paying agent cash in an amount that, together with the cash that Multi-Channel may be causing the surviving corporation to deposit with the paying agent immediately following the effective time of the merger in accordance with the merger agreement, is sufficient to pay the aggregate merger consideration payable to the holders of Blue Martini common stock.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing of the merger:

•	by mutual written consent of Blue Martini and Multi-Channel;

•	by either Blue Martini or Multi-Channel if:

•	the merger is not completed by July 31, 2005; provided that a party may not so terminate the merger agreement if the failure of the merger to be completed was primarily due to the failure of such party or any affiliate of such party to perform any of its obligations under the merger agreement;

•	any law, injunction, judgment or ruling shall have been enacted and shall have become final and nonappealable that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal; provided that a party may not so terminate the merger agreement if such restraint was primarily due to the failure of such party to perform any of its obligations under the merger agreement; or

•	the required vote of our stockholders is not obtained to adopt the merger agreement at a meeting of our stockholders duly convened therefore or at any adjournment thereof;

by Multi-Channel:

•	if we breach a representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty shall have become untrue, subject to specified materiality thresholds and our ability to cure such breach; or

•	within ten days following our board of directors withdrawing or modifying its recommendation that our stockholders adopt the merger agreement, any committee of our board of directors withdrawing or modifying its recommendation with respect to the merger or our board of directors (or any committee thereof) recommending a Takeover Proposal;

•	by us:

•	if Multi-Channel breaches a representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty shall have become untrue, subject to specified materiality thresholds and the ability of Multi-Channel to cure such breach; and

•	at any time prior to our stockholders adopting the merger agreement, following receipt of a Superior Proposal (as defined above) but only (1) after we have provided Multi-Channel with a written notice of our intent to exercise such right to terminate which notice describes the Superior Proposal and the parties thereto and (2) if within two business days following the delivery of such notice, Multi-Channel does not propose adjustments in the terms and conditions of the merger agreement which our board of directors (or any committee thereof) determines in its good faith judgment (after consultation with an independent financial advisor) to be more favorable to our stockholders that such Superior Proposal.

Fees and Expenses

Pursuant to the merger agreement, whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement shall be paid by the party incurring such fees or expenses.

However, we must reimburse Multi-Channel for reasonable, documented, out-of-pocket expenses incurred by it in connection with or related to the merger agreement and related transactions, in an amount not to exceed $500,000 in the event the merger agreement is terminated under the provision allowing for termination if our stockholders do not adopt the merger agreement. In addition, we must pay to Multi-Channel an amount equal to $1,622,000, less any reimbursed expenses as described in the preceding sentence, if the merger agreement is terminated under any of the following termination provisions (which provisions are more fully described above) in the following circumstances:

•	we terminate the merger agreement pursuant to the provision allowing for termination by us after receipt of a Superior Proposal;

•	Multi-Channel terminates the merger agreement pursuant to the provision allowing for termination within ten days following our board of directors withdrawing or modifying its recommendation that our stockholders adopt the merger agreement, any committee of our board of directors withdrawing or modifying its recommendation with respect to the merger or our board of directors (or any committee thereof) recommending a Takeover Proposal; or

•	(1) we or Multi-Channel terminates the merger agreement pursuant to the provision allowing for termination for failure to obtain our stockholders’ approval, (2) a Takeover Proposal (for purposes of the termination fee provision of the merger agreement, the references to “15%” in the definition of “Takeover Proposal” are deemed to refer to “50%”) has been publicly disclosed, announced, commenced, submitted or made and not withdrawn at least five days prior to the Special Meeting; and (3) within 180 days after the date of the termination of the merger agreement we and the person who had made such Takeover Proposal consummate an Acquisition Transaction (as defined below).

Under the merger agreement, “Acquisition Transaction” means any transaction or series of transactions involving:

•	an acquisition (whether in a single transaction or a series of related transactions) of our assets having a fair market value equal to 50% or more of Blue Martini’s consolidated assets;

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 50% or more of the voting power of Blue Martini;

•	tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of the voting power of Blue Martini; or

•	merger, consolidation, share exchange, business combination, recapitalization or similar transaction (other than liquidation or dissolution of our wholly-owned subsidiaries) or similar transaction involving us (other than mergers, consolidations, business combinations or similar transactions (1) involving solely us and/or one or more of our subsidiaries and (2) that if consummated would result in a person beneficially owning not more than 50% of any class of our equity securities).

THE COMMITMENT LETTER

The following description summarizes the material provisions of the commitment letter and is qualified in its entirety by reference to the complete text of the commitment letter. The commitment letter is included as Annex D to this proxy statement. We encourage you to read it carefully and in its entirety.

Under the commitment letter, Golden Gate Private Equity, Inc. and Golden Gate Capital Investment Fund II, L.P. (collectively, the “Golden Gate Entities”) committed to invest an amount in cash in Multi-Channel as a source of funding for the merger that, together with the amount of cash that Multi-Channel may cause the surviving corporation to deposit with the paying agent, is equal to the aggregate merger consideration. The Golden Gate Entities’ commitment to invest such amount is conditioned only upon the prior fulfillment or waiver in writing by Multi-Channel of each and all of the conditions precedent to Multi-Channel’s and Merger Sub’s obligations to consummate the merger under the merger agreement.

The Golden Gate Entities further agreed that in the event that a court renders a judgment in a legal proceeding in which we claim or allege that Multi-Channel or Merger Sub has breached or committed a default under the merger agreement, and the terms of such judgment require that Multi-Channel or Merger Sub make a cash payment to Blue Martini, then the Golden Gate Entities will invest in Multi-Channel for the purpose of funding such judgment an amount in cash that is equal to the lesser of $5,000,000 or the cash payment required by the judgment. In addition, Multi-Channel and the Golden Gate Entities agreed not to cause or permit the redemption or repurchase by Multi-Channel of any securities of Multi-Channel held by the Golden Gate Entities until the cash payment required by such judgment has been paid in full by Multi-Channel and/or Merger Sub to Blue Martini.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the ownership of our common stock as of March 1, 2005 by:

•	each director and nominee for director;

•	our Chief Executive Officer and our most highly compensated executive officers;

•	all of our executive officers and directors as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of our common stock subject to options currently exercisable within 60 days of February 28, 2005. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 13,075,413 shares of our common stock outstanding as of March 1, 2005. Unless otherwise indicated, the address for each listed stockholder is c/o Blue Martini Software, Inc., 2600 Campus Drive, San Mateo, California 94403. All amounts shown are adjusted to reflect a one-for-seven reverse stock split of all outstanding shares of our common stock, which was effective on November 13, 2002.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Directors And Executive Officers
Monte Zweben(2)	3,574,451	27%
Eran Pilovsky(3)	196,078	1.5
Eugene Davis	19,000	—
Russell Gunderson	25,000	—
Robert Cell(4)	87,855	—
Mary Hamershock	0	—
Dennis Carey(5)	73,038	—
Mel Friedman(6)	73,802	—
Dominic Gallello(7)	71,878	—
Amal Johnson(8)	70,000	—
Gary Wetsel(9)	70,000	—
William Zuendt(10)	248,109	1.9
All directors and executive officers as a group (12 persons)(11)	4,509,211	32.4

5% Stockholders
Multi-Channel Holdings, Inc.(12) c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, CA 94111	4,225,178	30.9
Entities Affiliated with CCM Master Fund, Ltd. One North Wacker Drive—Suite 4725 Chicago, IL 60606	1,044.904	8
Dimensional Fund Advisors Inc. 1299 Ocean Avenue—11th Floor Santa Monica, CA 90401	666,071	5.1

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless

otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Represents 3,006,551 shares held by Monte Zweben, Trustee of The Zweben Family Revocable Trust UTA dated 10/17/97, as amended, 413,142 shares held by The Zweben Family Limited Partnership and 154,758 shares issuable upon exercise of vested and unvested exercisable options within 60 days of February 28, 2005.
(3)	Includes 146,498 shares issuable upon exercise of vested options within 60 days of February 28, 2005.
(4)	Represents 87,855 shares issuable upon exercise of vested options within 60 days of February 28, 2005.
(5)	Represents 73,038 shares issuable upon exercise of vested options within 60 days of February 28, 2005.
(6)	Represents 73,802 shares issuable upon exercise of vested and unvested exercisable options within 60 days of February 28, 2005.
(7)	Includes 71,592 shares issuable upon exercise of vested and unvested exercisable options within 60 days of February 28, 2005.
(8)	Represents 70,000 shares issuable upon exercise of vested and unvested exercisable options within 60 days of February 28, 2005.
(9)	Represents 70,000 shares issuable upon exercise of vested and unvested exercisable options within 60 days of February 28, 2005.
(10)	Includes 73,261 shares issuable upon exercise of vested and unvested exercisable options within 60 days of February 28, 2005.
(11)	Includes 820,705 shares issuable upon exercise of vested and unvested exercisable options within 60 days of February 28, 2005. See footnotes (2) through (10) above.
(12)	Represents (i) 3,006,551 shares held by Monte Zweben, Trustee of The Zweben Family Revocable Trust UTA dated 10/17/97, as amended, 413,142 shares held by The Zweben Family Limited Partnership and 154,758 shares issuable upon exercise of vested and unvested options granted to Monte Zweben, which options are exercisable within 60 days of the date of February 28, 2005; (ii) 19,000 shares of Common Stock held of record by Eugene Davis; and (iii) 25,000 shares of Common Stock held of record by Russell Gunderson; (iv) an aggregate of 73,038 shares of Common Stock issuable upon exercise of stock options granted to Dennis Carey, which are exercisable within 60 days of February 28, 2005; (v) an aggregate of 73,802 shares of Common Stock issuable upon exercise of stock options granted to Mel Friedman, which are exercisable within 60 days of February 28, 2005; (vi) 286 shares of Common Stock held of record by and an aggregate of 71,592 shares of Common Stock issuable upon exercise of stock options granted to Dominic Gallello, which options are exercisable within 60 days of February 28, 2005; (vii) an aggregate of 70,000 shares of Common Stock issuable upon exercise of stock options granted to Amal Johnson, which are exercisable within 60 days of February 28, 2005; (viii) an aggregate of 70,000 shares of Common Stock issuable upon exercise of stock options granted to Gary A. Wetsel, which are exercisable within 60 days of February 28, 2005; and (ix) 174,848 shares of Common Stock held of record by and an aggregate of 73,261 shares of Common Stock issuable upon exercise of stock options granted to William Zuendt, which options are exercisable within 60 days of February 28, 2005. Multi-Channel maintains shared voting power of these shares with respect to matters related to the merger. See “The Merger—Voting Agreements.”

In addition, as described above under “The Merger—Interests of Our Directors and Executive Officers in the Merger”, immediately prior to the effective time of the merger, stock options held by our executive officers and directors, like all other stock options held by our other employees, will immediately vest and become exercisable, except as may be otherwise provided in the grant documents relating to such options. All stock options will be automatically converted into an amount in cash equal to, for each share of common stock of Blue Martini underlying such option, the excess (if any) of $4.00 over the exercise price per share of such option.

MARKET FOR THE COMMON STOCK; DIVIDEND DATA

Our common stock is quoted on the Nasdaq National Market under the ticker symbol “BLUE.” This table shows, for the periods indicated, the high and low sales price per share for Blue Martini common stock as reported by the Nasdaq National Market.

	Blue Martini Common Stock
	High	Low
Year ending December 31, 2005
First Quarter (through March 22, 2005)	$3.97	$1.83

Year ended December 31, 2004
Fourth Quarter	$3.40	$2.50
Third Quarter	$4.44	$2.40
Second Quarter	$5.55	$4.00
First Quarter	$5.95	$3.80

Year ended December 31, 2003
Fourth Quarter	$6.05	$4.34
Third Quarter	$5.48	$3.50
Second Quarter	$4.00	$2.56
First Quarter	$3.14	$2.66

The high and low sales price per share for Blue Martini common stock as reported by the Nasdaq National Market on [ • ], 2005, the latest practicable trading day before the filing of this proxy statement was $[ • ] and $[ • ], respectively.

As of [ • ], 2005, our common stock was held of record by [ • ] stockholders.

We have not declared or paid any cash dividends on our capital stock previously. Historically, we have retained earnings, if any, to support the development of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs. Following the merger, our common stock will not be traded on any public market.

OTHER MATTERS

As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

Adjournments

The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting. We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adoption of the merger agreement. Our board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

Stockholder Proposals

We will hold an Annual Meeting of Stockholders in 2005, or the 2005 Annual Meeting, only if the merger is not completed. Proposals of stockholders that are intended to be presented at the 2005 Annual Meeting must have been received at our executive offices in San Mateo, California no later than December 31, 2004 to be included in the proxy statement and proxy card related to such meeting.

Pursuant to our bylaws, stockholders who wish to bring matters or propose nominees for director at our 2005 annual meeting of stockholders must provide certain information to us between March 6, 2005 and April 5, 2005 unless the date of our 2005 annual meeting of stockholders is before May 5, 2005 or after July 4, 2005, in which case the dates for submission of such matters or proposals shall be not more than 90 days and not less than 60 days before the 2005 annual meeting of stockholders or, in the event public announcement of the date of the 2005 annual meeting of stockholders is first made by us fewer than 70 days prior to the date of the 2005 annual meeting of stockholders, the close of business on the 10th day following the day on which public announcement of the date of the 2005 annual meeting of stockholders is first made by us. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Multi-Channel has supplied all information contained in this proxy statement relating to Multi-Channel and Merger Sub and we have supplied all information relating to us.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [ • ], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of February 28, 2005

among

MULTI-CHANNEL HOLDINGS, INC.,

BMS MERGER CORPORATION

and

BLUE MARTINI SOFTWARE, INC.

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 28, 2005 (this “Agreement”), is among MULTI-CHANNEL HOLDINGS, INC., a Delaware corporation (“Parent”), BMS MERGER CORPORATION, a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and BLUE MARTINI SOFTWARE, INC., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.12.

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements with Parent; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

The Merger

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (California time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing will be held at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California 94304, unless another place is agreed to in writing by the parties hereto.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective

Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) Parent shall take all necessary actions to cause the bylaws of Merger Sub, in the form attached as Exhibit B hereto, to be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.6 Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.7 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 1.8 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine that any deeds, bills of sale, assignments or assurances in law or any other acts are reasonably necessary to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, the officers and directors of the Surviving Corporation and Parent shall be fully authorized in the name of the Company to take any and all such action.

ARTICLE 2

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Exchange of Certificates; Company Stock Options

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Capital Stock that are owned by the Company as treasury stock, and any shares of Company Capital Stock owned by Parent or Merger Sub or any other wholly owned Subsidiary of Parent, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Appraisal Shares) shall be converted into the right to receive $4.00 in cash, without interest (the “Per Share Amount“). As used herein, the term “Merger Consideration” means the cash payable to former stockholders of the Company pursuant to this Section 2.1(c).

SECTION 2.2 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), but instead such holder shall be entitled to payment of the fair value of such shares (the “Appraisal Shares”) in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each of such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Amount as provided in Section 2.1(c). The Company shall (i) deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and (ii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.3 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for payment of the Merger Consideration upon surrender of the certificates that immediately prior to the Effective Time represented shares of Company Capital Stock (each such certificate, a “Certificate”). Immediately following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c) upon surrender of Certificates representing outstanding shares of Company Capital Stock (it being understood that Parent may cause the Surviving Corporation to deposit a portion of such cash amount with the Paying Agent, provided, however, that Parent shall not cause the Surviving Corporation to deposit with the Paying Agent any amount of cash which, after such deposit, would cause the Surviving Corporation: (i) to be unable to pay its debts (including trade debts) as they mature; (ii) to have the fair value of the Surviving Corporation’s liabilities exceed the fair value of its assets as a going concern; or (iii) to be left with unreasonably small capital). Such funds provided to the Paying Agent are referred to herein as the “Payment Fund.”

(b) Payment Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate: (i) a letter of transmittal (which shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the right to receive the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any Certificate.

(c) Transfer Books; No Further Ownership Rights in Company Stock. At the Effective Time: (i) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate upon surrender thereof in accordance with Section 2.3(b); and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Certificates. Subject to Section 2.3(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Per Share Amount to such Person in exchange for each share of Company Common Stock evidenced by such lost, stolen or destroyed Certificate.

(e) Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of the Certificates one year after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any former holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration payable with respect thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Payment Fund. Parent shall cause the Paying Agent to invest the Payment Fund in a money market fund registered under the Investment Company Act of 1940, the principal of which is invested solely in obligations issued or guaranteed by the United States Government and repurchase agreements in respect of such obligations. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent.

SECTION 2.4 Company Stock Options; ESPP; Warrants.

(a) Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause each option granted pursuant to a Company Stock Plan that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) and that represents the right to acquire shares of Company Common Stock

(each, an “Option”) to be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration (as hereinafter defined) for each share of Company Common Stock then subject to the Option (it being understood that (i) with respect to an Option held by a Person whose employment by the Company or its Subsidiaries was terminated prior to the Effective Time, Option Consideration shall only be paid with respect to the portion of such Option that was vested as of the time such Person’s employment relationship with the Company or its Subsidiaries terminated and (ii) with respect to Options which by the terms of the grant documents relating thereto, specifically provide for less acceleration than is provided for under the terms of the Company Stock Plan pursuant to which such Option was granted, the Option Consideration shall be paid only with respect to the portion of such Option which vests pursuant to the terms of such grant documents). Prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Stock Plans, such termination to be effective at or before the Effective Time. Prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the sum of the aggregate Option Consideration for each Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Options in accordance with this Section 2.4(a). For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of: (1) the Per Share Amount; over (2) the exercise price payable in respect of such share of Company Common Stock issuable under such Option (it being understood that if the exercise price payable in respect of such share of Company Common Stock issuable under such Option exceeds the Per Share Amount, the Option Consideration shall be zero).

(b) The rights of participants in the ESPP with respect to any offering period underway immediately prior to the Effective Time under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. Prior to the Effective Time, the Company shall take all actions (including the termination of the ESPP effective as of the Effective Time and, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 2.4(b).

(c) Each warrant to purchase shares of Company Common Stock that is outstanding as of the Effective Time (a “Warrant”) shall be converted at the Effective Time into the right to receive a cash amount equal to the Warrant Consideration (as hereinafter defined) for each share of Company Common Stock then subject to the Warrant. Prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the sum of the aggregate Warrant Consideration for each Warrant then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Warrants in accordance with this Section 2.4(a). For purposes of this Agreement, “Warrant Consideration” means, with respect to any share of Company Common Stock issuable under a particular Warrant, an amount equal to the excess, if any, of: (1) the Per Share Amount; over (2) the exercise price payable in respect of such share of Company Common Stock issuable under such Warrant.

(d) The Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities, Options, Rights and Stock Awards pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the Securities and Exchange Commission (the “SEC”) regarding such matters.

(e) As a result of the Merger and without any further action by the Company, all shares of Company Common Stock outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any Company Stock Plan, applicable restricted stock purchase agreement or other similar agreement with the Company will fully vest (unless the restricted stock purchase agreement or similar agreement relating thereto specifically provides for less acceleration than is provided for under the terms of the Company Stock Plan pursuant to which such shares were issued, in which case such shares of Company Common Stock shall vest in accordance with the terms of such restricted stock purchase agreement or similar agreement) and will no longer be subject to repurchase or forfeiture if the holder of such shares is, immediately prior to the Effective Time, a (i) current Employee or (ii) current consultant to the Company or any of its Subsidiaries holding shares of Company Common Stock which continue to vest during the period such holder is a consultant.

(f) Each of Parent, Merger Sub and the Company agree that for purposes of the Company Stock Plans, Parent, Merger Sub and the Surviving Corporation have refused to assume the rights outstanding under such plans or substitute similar rights therefor.

SECTION 2.5 Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a former holder of shares of Company Capital Stock, Options or Warrants pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any applicable provision of state, local or foreign Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.6 Adjustments. If during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of Company Capital Stock or securities convertible or exchangeable into or exercisable for shares of Company Capital Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Capital Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Per Share Amount shall be appropriately adjusted to reflect such change.

ARTICLE 3

Representations and Warranties of the Company

Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered section of this Agreement to the extent specified therein and such other representations and warranties to the extent the relevance of a matter in such section of the disclosure schedule to the information called for by such other representation and warranty is reasonably apparent) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1 Organization, Standing and Corporate Power.

(a) The Company and each of its Subsidiaries is a corporation duly organized, validly existing and, in the case of the Company and its U.S. Subsidiaries, in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company and each of its U.S. Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change, event, occurrence or circumstance which (i) has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (ii) prohibits the Company’s consummation of the Transactions; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any effect, change, event, occurrence or circumstance relating to the U.S. or any foreign economy in general to the extent that such effect, change, event, occurrence or circumstance does not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole; (B) any effect, change, event, occurrence or circumstance relating to the industries in which the Company operates to the extent that such effect, change, event, occurrence or circumstance does not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole; (C) any effect, change, event, occurrence or circumstance relating to fluctuations in the value of currencies; (D) any effect, change, event, occurrence or circumstance relating to acts of terrorism, war, national or international calamity or any other similar event to the extent that such effect, change, event, occurrence or circumstance does not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole; (E) any effect, change, event, occurrence or circumstance to the extent arising out of or resulting from the announcement of this Agreement, the existence of this Agreement or the fact that any of the Transactions may be consummated (including any effect, change, event, occurrence or circumstance resulting from or relating to any litigation, any loss of or delay in placing customer orders, any disruption in supplier, distributor, reseller or similar relationships or any departure or loss of employees, in each case to the extent arising out of or resulting from the announcement of this Agreement, the existence of this Agreement or the fact that any of the Transactions may be consummated); (F) the failure of the Company to meet internal or analysts’ expectations or projections (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this paragraph); (G) any effect, change, event, occurrence or circumstance resulting from any action taken by the Company or its Subsidiaries with Parent’s consent or from compliance by the Company with the terms of this Agreement; and (H) any effect, change, event, occurrence or circumstance resulting from the failure of the Company or its Subsidiaries to take any action referred to in Section 5.2 due to Parent’s unreasonable withholding of consent or delaying its consent.

(b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company, together with the jurisdiction of organization of each such Subsidiary and the holder or holders of the capital stock of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) The Company has delivered or made available to Parent copies of its certificate of incorporation and bylaws (the “Company Charter Documents”) and copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.

SECTION 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. At the open of business on February 28, 2005: (i) 13,026,672 shares of Company Common Stock were issued and outstanding (none of which were held by the Company in its treasury); (ii) 8,867,492 shares of Company Common Stock were reserved for issuance under the Blue Martini Software, Inc. 2000 Equity Incentive Plan (of which 2,615,720 shares of Company Common Stock were subject to outstanding options granted thereunder); (iii) 422,622 shares of Company Common Stock were reserved for issuance under the Blue Martini Software, Inc. 2000 Non-Employee Directors’ Stock Option Plan

(of which 320,174 shares of Company Common Stock were subject to outstanding options granted thereunder); (iv) 981,067 shares of Company Common Stock were reserved for issuance under the ESPP; (v) warrants to purchase 476,559 shares of Company Common Stock were outstanding; and (vi) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a list, as of the open of business on February 28, 2005, of all outstanding options to purchase shares of Company Common Stock granted under the Blue Martini Software, Inc. 2000 Equity Incentive Plan and the Blue Martini Software, Inc. 2000 Non-Employee Directors’ Stock Option Plan, and, for each such option: (A) the number of shares of Company Common Stock subject thereto; (B) the date of grant; (C) the expiration date; (D) the exercise price thereof; (E) the name of the holder thereof; and (F) the number of options that are vested. Except as set forth above in this Section 3.2(a), as of the date of this Agreement, there are not any shares of Company Capital Stock issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of Company Capital Stock.

(b) None of the Subsidiaries of the Company is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

(c) There are no stockholders agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to voting or disposition of any shares of Company Capital Stock or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any of its Subsidiaries.

SECTION 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability: (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors, at a meeting duly called and held, has: (i) approved and declared advisable this Agreement; and (ii) resolved to recommend that the stockholders of the Company adopt this Agreement (such recommendation being referred as the “Company Board Recommendation”).

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will in any material respect: (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents; or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made: (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (B) violate or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective properties, Intellectual Property or other assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation, whether written or oral, so long as it is enforceable against the Company or its Subsidiaries (each, a “Contract”) or Permit applicable to the business of the Company and its Subsidiaries or their respective properties or assets.

(d) Assuming the accuracy of the representations made in Section 4.8, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4 Governmental Approvals. Except for: (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of The Nasdaq Stock Market; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; (c) filings required under, and compliance with other applicable requirements of, the HSR Act; and (d) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to have a material adverse effect on the Company’s ability to consummate the Transactions.

SECTION 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed and furnished all required reports, schedules, forms, prospectuses and registration, proxy and other statements required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(b) Each of the consolidated financial statements of the Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(c) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and, except as may be disclosed in reports filed by the Company with the SEC after the date of this Agreement in accordance with applicable SEC requirements, such disclosure controls and procedures are, to the Knowledge of the Company, effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report included in the Company SEC Documents, the principal executive officer and the principal financial officer of Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC.

(d) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has: (i) used any corporate or other funds for unlawful contributions, payments or gifts, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, in any case in violation of Section 30A of the Exchange Act; or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), between April 29, 2004, the date on which the Company’s most recent proxy statement was filed with the SEC, and the date of this Agreement, no event has occurred that would be required to be reported as a “Certain Relationship or Related Transaction” pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(e) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations: (i) as and to the extent set forth on the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2004 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents); (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) for performance under Contracts in accordance with their respective terms and conditions; and (iv) under this Agreement.

SECTION 3.6 Absence of Certain Changes or Events. Between the Balance Sheet Date and the date of this Agreement, there were no changes, events, occurrences or circumstances that, individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, between the Balance Sheet Date and the date of this Agreement, the Company and its Subsidiaries carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and there was not:

(a) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, other than as required by the rules and regulations of the SEC or by GAAP;

(b) any declaration, setting aside or payment of any dividend (whether in cash, stock or other property) or other distribution in respect of the Company’s securities or any redemption, purchase or other acquisition of any of the Company’s securities (other than upon exercise of rights to repurchase shares of Company Common Stock);

(c) any issuance or the authorization of any issuance of any securities in respect of, in lieu of or in substitution for shares of the Company Capital Stock;

(d) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(e) any issuance by the Company or any of its Subsidiaries of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for (i) the granting of Options, Rights and other Stock Awards under the Company Stock Plans and (ii) the issuance of any Company Common Stock pursuant to the exercise of Options, Rights and other Stock Awards;

(f) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money;

(g) any creation or assumption by the Company or any of its Subsidiaries of any Lien on any material assets other than Permitted Liens;

(h) any making of any loan, advance or capital contributions to or investment in any entity or person by the Company or any of its Subsidiaries, other than loans, advances or capital contributions to or investments in wholly owned subsidiaries and advances to employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice;

(i) any entry by the Company or any of its Subsidiaries into any Contract related to the acquisition or disposition of any business or any material assets (other than assets acquired in the ordinary course of business);

(j) any material increase in the benefits under, or the establishment, material amendment or termination of, any Company Plan, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers of the Company or any of its Subsidiaries or any other employee of the Company or any of its Subsidiaries earning noncontingent cash compensation in excess of $100,000 per year;

(k) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, termination, change-of-control or indemnification agreement with any director or officer of the Company or any of its Subsidiaries or entry into any such agreement with any person for a noncontingent cash amount in excess of $100,000 per year; or

(l) any authorization of, or agreement by the Company or any of its Subsidiaries to take, any of the actions described in this Section 3.6, except as expressly contemplated by this Agreement.

SECTION 3.7 Legal Proceedings. Other than any legal, administrative, arbitral or other proceedings related to patent prosecutions by the Company and its Subsidiaries in the ordinary course of business, there is no pending or, to the Knowledge of the Company, threatened in writing, legal, administrative, arbitral or other proceeding against, or, to the Knowledge of the Company, governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened in writing to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (including their respective rights in any Intellectual Property) by or before any Governmental Authority, which would reasonably be expected to result in damages to the Company or its Subsidiaries in excess of $200,000 in any individual case or $800,000 in the aggregate.

SECTION 3.8 Compliance With Laws; Permits.

(a) The Company and its Subsidiaries are and have been in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. Neither the Company nor any of its Subsidiaries has received written notice (which, in the case of any such notice received prior to January 1, 2003, remains unresolved) to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company or any of its Subsidiaries, any of their material properties or other assets or any of their businesses or operations.

(b) The Company and each of its Subsidiaries holds all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses (collectively, “Permits”). The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all Permits, each Permit is in full force and effect and no violation, suspension or cancellation of such Permit is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has received written notice (which, in the case of any such notice received prior to January 1, 2003, remains unresolved) to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the consummation of the Merger, other than as may result from the fact that Parent and Merger Sub are the other parties to the Merger.

SECTION 3.9 Information in Proxy Statement. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (taking into account any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion in such documents.

SECTION 3.10 Tax Matters.

(a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it for which the last day for timely filing has past, and all such Tax Returns and elections are accurate and complete in all material respects. All Taxes required to be paid by the Company and each of its Subsidiaries have been timely paid. The Company has never received a written claim from any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party.

(c) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been asserted or assessed against the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has constituted, or has intended or purported to constitute, either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying, or intended or purported to qualify, for tax-free treatment under Section 355 of the Code since January 1, 2002.

(e) To the Knowledge of the Company, no audit or other administrative or court proceedings is pending with or is being conducted by any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received and is outstanding.

(f) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, would give rise to the payment of any amount which would not be deductible by reason of Section 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code.

(g) The Company has made available to Parent copies of: (i) all income and franchise Tax Returns filed by the Company and its Subsidiaries since January 1, 2002; and (ii) any audit report issued since January 1, 2002 (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax allocation or sharing agreement. Neither the Company nor any of its subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax return (other than a group the common parent of which is the Company) or (B) has an liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(i) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), (C) any installment sale or open transaction disposition made on or prior to the Closing Date, or (D) any prepaid amount received on or prior to the Closing Date.

(j) The Company is not and has not been at any time during the 5-year period ending on the Closing Date a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(k) For purposes of this Agreement: (i) “Affiliated Group” shall mean an affiliated group as defined in Code §1504 (or any similar combined, consolidated or unitary group defined under state, local or foreign Income Tax law), (ii) “Taxes” shall mean: (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments; and (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause “(A)” of this sentence; and (iii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to, filed, or required to be filed with any Governmental Authority with respect to Taxes.

SECTION 3.11 Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a list, separately with respect to each country in which the Company or any of its Subsidiaries has employees, of all Company Plans (as defined below). “Company Plans” shall mean the following as of the date of this Agreement: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); and (ii) all other employee benefit plans, programs, policies, agreements or arrangements, that in the case of either clause “(i)” or clause “(ii)” of this sentence: (A) providing for bonus or other incentive compensation, equity or equity-based compensation, retirement benefit, deferred compensation, change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, fringe benefits or other compensation; and (B) to which the Company or any of its Subsidiaries or any of its ERISA Affiliates maintains, contributes to or has any obligation or liability (contingent or otherwise) thereunder for current or former directors, officers or employees of the Company or any of its Subsidiaries (the “Employees”) or to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise); provided, however, that neither a Governmental Program nor any plan, agreement or arrangement providing for “at will” employment which can be terminated without liability in excess of $50,000 shall constitute a Company Plan. “Governmental Program” shall mean a plan, program or other arrangement to which the Company or its Subsidiaries is required to contribute by applicable Law; for clarity and not by way of limitation, payments by the Company pursuant to The Federal Insurance Contributions Act are payments to a Governmental Program. As of the date of this Agreement no Company Plan which is subject to ERISA is a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b) True, current and complete copies of the following documents, with respect to each of the Company Plans, have been delivered or made available to Parent by the Company, to the extent applicable: (i) any plans (including all amendments thereto) and any related trust documents, insurance contracts or other funding arrangements (including amendments thereto); (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; and (iv) summary plan descriptions.

(c) The Company Plans are being and have been maintained, funded and administered in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws.

(d) Each Company Plan that is intended to meet the requirements for country specific tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code (in the case of tax-favored treatment for US federal income tax purposes) or other applicable Laws (other than the Laws of the United States or jurisdictions located within the United States and its territories) meets such requirements, including: (i) any Company Plans intended to qualify under Section 401 of the Code are so qualified; and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Nothing has occurred or is reasonably expected to occur with respect to the operation of the Company Plans that, notwithstanding the taking of corrective action by the Company, would reasonably be expected to cause the loss of such tax favored treatment, qualification or exemption, or the imposition of any liability, penalty or tax under ERISA, the Code or other applicable Law.

(e) Neither the Company, nor any of its Subsidiaries nor any other Person who is treated as a single employer together with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) (o) of ERISA (all of the foregoing, “ERISA Affiliates”) maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, or (ii) any Multiemployer Plan. Neither the Company nor any Subsidiaries nor any of their ERISA Affiliates have any liability or potential liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA.

(f) With respect to each Company Plan, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. All premiums or other payments for all periods ending on or prior to the Closing Date have been paid or properly accrued with respect to each Company Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA). As of the date of this Agreement, none of the Company Plans has any material unfunded liabilities that are not accurately reflected on the latest balance sheet included in the Filed Company SEC Documents.

(g) Neither the Company nor any of its Subsidiaries or ERISA Affiliates, or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

(h) None of the Company Plans provide for post-employment life or health insurance, or other welfare benefits coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable Laws. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and any similar statute.

(i) Except as provided in any Company Stock Plan or in any employment agreement disclosed in the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will: (i) result in any payment becoming due to any Employee; (ii) increase any benefits otherwise payable under any Company Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

(j) No stock or other security issued by the Company or any of its Subsidiaries forms a material part of the assets of any Company Plan. For purposes of this Section 3.11(j), a Company Stock Plan shall not be deemed to be a Company Plan.

(k) None of the current Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor is the Company or any of its Subsidiaries a party to any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. There is no union organization activity involving any of the Employees, pending or, to the Knowledge of the Company, threatened in writing. There is no picketing, pending or, to the Knowledge of the Company, threatened in writing, and there are no strikes, slowdowns, work stoppages, lockouts, arbitrations or other similar labor disputes involving any of the Employees pending or, to the Knowledge of the Company, threatened in writing. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law) with respect to the Company or any of its Subsidiaries since January 1, 2003. To the Knowledge of the Company, there is no unfair labor practice charge or other complaint pending or threatened in writing against the Company or any of its Subsidiaries before the National Labor Relations Board or the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices. To the Knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any of its Subsidiaries is a party to or bound by any noncompetition, employment or consulting agreement that would reasonably be expected to have an adverse effect on the performance by such executive officer or key employee of any of his duties or responsibilities as an executive officer or key employee of the Company or such Subsidiary, as applicable.

SECTION 3.12 Environmental Matters.

(a) The Company and each of its Subsidiaries has complied and is in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received any notice of any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities to the Company or its Subsidiaries in excess of $500,000.

(b) The Company has made available to Parent copies of all environmentally related audits, studies, reports, analyses and results of investigations that are in the Company’s or any of its Subsidiaries’ possession or under its or their reasonable control with respect to currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

(c) Except to the extent the following would not, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities in excess of $500,000, to the Knowledge of the Company, there is not now, nor has there been in the past, on, in or under any real property currently or previously owned, leased or operated by the Company or any of its Subsidiaries or its or their predecessors: (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments; (ii) any asbestos-containing materials; (iii) any polychlorinated biphenyls; (iv) any radioactive substances; or (v) any other substance that would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to any Environmental Laws.

(d) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto and all analogous state, local or foreign laws and regulations.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or arising under any Environmental Law, in any case to the extent based upon or arising under any Environmental Law, environmental Permit or order or agreement with any Governmental Authority or other Person under Environmental Laws.

(iii) “Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

SECTION 3.13 Contracts.

(a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has any rights or obligations as of the date of this Agreement: (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date of this Agreement; (ii) each Contract that limits, curtails or restricts in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business or that contains any “most favored nation” provisions granted by the Company or any of its Subsidiaries; (iii) each joint venture or other similar agreement or other Contract involving the purchase or disposition of any business or any material assets; (iv) each indemnification, employment or other Contract with any director, officer or other Affiliate of the Company or its Subsidiaries; (v) each loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money is guaranteed by the Company or any of its Subsidiaries or any Contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its Subsidiaries; (vi) each Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount to any third party (excluding, for avoidance of doubt, trade accounts receivable incurred in the ordinary course of business), (vii) each customer or supply Contract (including customer maintenance and hosting Contracts) of the Company or any Subsidiary of the Company that involved payments to or from the Company or any Subsidiary of the Company in fiscal year 2004 in excess of $100,000 or for which payments to or from the Company or any Subsidiary in fiscal year 2005 are reasonably expected to be in excess of $100,000; (viii) each “single source” supply Contract of the Company or any Subsidiary of the Company; (ix) each exclusive sales representative or distribution Contract; (x) each collective bargaining agreement; (xi) each lease or rental Contract involving real property; (xii) each lease or rental Contract involving personal property and payments in excess of $100,000 per year; (xiii) each Contract pursuant to which the Company or any of its Subsidiaries receives consulting services that is not terminable by the Company or such Subsidiary on notice of 60 days or less; (xiv) each warranty agreement with respect to the Company’s or its Subsidiaries’ services or products, other than warranties granted in the ordinary course of business; and (xv) each commitment or agreement to enter into any of the foregoing (each Contract required to be listed on Section 3.13(a) of the Company Disclosure Schedule and each Contract required to be listed on Section 3.16(a) of the Company Disclosure Schedule which, in the case of Section 3.16(a), is material to the business of the Company and its Subsidiaries, taken as a whole, being referred to as a “Material Contract”). The Company has made available to Parent copies of each Material Contract in existence as of the date of this Agreement, together with all amendments and supplements thereto.

(b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default in any material respect thereunder by the Company or its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Material Contract is in default in any material respect thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder.

SECTION 3.14 Real Property.

(a) None of the Company or its Subsidiaries own any real property.

(b) Section 3.14(b) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries leases real property to or from any other Person as of the date of this

Agreement. All real property leased to the Company or any of its Subsidiaries, including all buildings, structures, fixtures and other improvements leased to the Company or any of its Subsidiaries, are referred to as the “Company Real Property.” The present use and operation of the Company Real Property is authorized by, and is in compliance in all material respects with, all applicable zoning, land use, building, fire, health, labor, safety and other Laws.

SECTION 3.15 Title to Properties. The Company and each of its Subsidiaries: (a) has good title to all properties and other assets which are reflected on the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2004 as being owned by the Company or one of its Subsidiaries (or acquired after the Balance Sheet Date) and which are, individually or in the aggregate, material to the business of the Company and its Subsidiaries taken as a whole (except properties sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except Permitted Liens; and (b) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the Balance Sheet Date) which are, individually or in the aggregate, material to the business of the Company and its Subsidiaries taken as a whole (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents). The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

SECTION 3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and correct list (as of the date of this Agreement) of all the following Intellectual Property: (i) all Software currently owned, and licensed or sold, by the Company or any of its Subsidiaries (the “Software Products”), listed by product line and the most recently released version level, (ii) all patented and registered Intellectual Property and all applications therefor, (iii) all material unregistered trademarks and service marks, (iv) other than customer contracts and marketing, alliance or partner program agreements entered into in the ordinary course of business, all license agreements to which the Customer or any of its Subsidiaries is a licensor of Intellectual Property, (v) all software license agreements in which the Company or any of its Subsidiaries is a licensee of Software (other than “open-source” software): (a) which the Company or any of its Subsidiaries embeds, integrates, redistributes, resells or otherwise sublicenses with Software Products (“Bundled Software”), or (b) used by the Company to support the development of its Software Products (other than commercially available off-the-shelf Software purchased or licensed for less than a total cost of $25,000) (“Development Software”), (vi) all patent license agreements in which the Company or any of it Subsidiaries is a licensee of any patents or patent applications, (vii) all trademark license agreements in which the Company or any of its Subsidiaries is a licensee of any trademarks or service marks (it being understood that marketing agreements and alliance program agreements, which may contain limited trademark licenses, are not considered trademark license agreements for purposes hereof), (viii) all settlement agreements relating to Intellectual Property entered into by the Company or any of its Subsidiaries, (ix) all standstill and consent agreements entered into by the Company or any of its Subsidiaries relating to trademarks, (x) all standalone intellectual property indemnification agreements entered into by the Company or any of its Subsidiaries, and (xi) all standalone source code escrow agreements entered into by the Company or any of its Subsidiaries pursuant to which the source code for any of the Software Products has been deposited with a third-party escrow agent by the Company or any of its Subsidiaries. For avoidance of doubt, the Company is not required to list in Section 3.16(a) of the Disclosure Schedule any customer contracts or marketing, alliance or partner program agreements entered into in the ordinary course of business, any confidentiality or nondisclosure agreements, any software license agreements for third-party software that is not Bundled Software or Development Software, or any employee confidentiality and proprietary rights agreements.

(b) The Company and its Subsidiaries are the sole and exclusive owners of (including with respect to Schedules 3.16(a)(i) to 3.16(a)(iv) of the Company Disclosure Schedule), or have a valid right to use, sell or license (including with respect to Schedule 3.16(a)(v-vii)), as the case may be, all Intellectual Property necessary to enable the Company and its Subsidiaries to conduct their business in the manner in which such businesses are currently being conducted (collectively, the “Company Intellectual Property”). The Company Intellectual Property owned by the Company and its Subsidiaries is not subject to any Lien (other than Permitted Liens).

(c) To the Knowledge of the Company, the products and operation of the business of the Company and its Subsidiaries and the use of the Company Intellectual Property in connection therewith do not infringe, misappropriate, constitute an unauthorized use of or otherwise violate any Intellectual Property right of any third party. Since January 1, 2002 the Company and its Subsidiaries have not received any written notices alleging or claiming that the Company and its Subsidiaries are infringing, misappropriating, making unlawful use of or otherwise violating any Intellectual Property from any third party, or any written demands or offers to license patents with regard to which the Company consulted with outside patent counsel.

(d) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has licensed any of the Company Intellectual Property to any Person on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any Contract limiting its ability to exploit fully any of the Company Intellectual Property owned by the Company and its Subsidiaries (excluding Intellectual Property licensed on a nonexclusive basis to customers in the ordinary course of business).

(e) No non-public, proprietary Company Intellectual Property owned by the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole as currently conducted, has been authorized to be disclosed or, to the Knowledge of the Company, actually disclosed by the Company or any of its Subsidiaries to any employee or third party other than pursuant to a non-disclosure agreement or other confidentiality obligations that protect the proprietary interests of the Company and its Subsidiaries in and to such Company Intellectual Property. The Company and its Subsidiaries have entered into written confidentiality and proprietary rights agreements with all of its past and present employees who made material contributions to the development of the Software Products or other Company Intellectual Property acknowledging the Company or Subsidiary ownership of all Software Products, inventions and other Intellectual Property created or developed by its employees within the scope of their employment. The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality of confidential Company Intellectual Property owned by the Company and its Subsidiaries. The Company and its Subsidiaries have also taken reasonable security measures to protect the confidentiality of, and have not disclosed or authorized the disclosure of, any confidential, proprietary Company Intellectual Property that is not owned by the Company and its Subsidiaries, except for instances in which the failure to take such security measures, or the disclosure of or authorization to disclose such Company Intellectual Property, did not breach any legal duty owed by the Company or any of its Subsidiaries to a third party with respect to such Company Intellectual Property.

(f) To the Knowledge of the Company, all material Intellectual Property owned by the Company or any of its Subsidiaries is valid and enforceable (except with respect to items for which applications are pending). The Company and its Subsidiaries have not engaged in any patent or copyright misuse that would prevent the Company and its Subsidiaries from enforcing their patents or copyrights. No claim by any third party contesting the ownership of any registered Company Intellectual Property owned by the Company and its Subsidiaries or Company Intellectual Property owned by the Company and its Subsidiaries that relates to the Software Products, or the validity or enforceability of any issued patent, registered trademark, or copyright owned by the Company and its Subsidiaries, is currently outstanding or, to the Knowledge of the Company, is threatened in writing. As of the date of this Agreement, no claim by any third party contesting the ownership of any Company Intellectual Property owned by the Company and its Subsidiaries that does not relate to the Software Products, or the validity or enforceability of any pending patent or trademark application of the Company and its Subsidiaries, is currently outstanding or, to the Knowledge of the Company, is threatened in writing.

(g) To the Knowledge of the Company as of the date of this Agreement, no third party is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company or any of its Subsidiaries, and no such claims have been made against a third party by the Company or any of its Subsidiaries since January 1, 2002 (other than claims which have been resolved to the satisfaction of the Company).

(h) The sale or licensing of the Software Products, including without limitation, any Bundled Software, is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring the Company to disclose source code which it normally holds in confidence. There are no viruses, worms, or Trojan horses in any of the Software Products (other than any viruses, worms or Trojan horses that may have been introduced to the Software Products after the Software Products were shipped or delivered by the Company or a Subsidiary of the Company). The Company is in possession of the source code (if permitted under an applicable license) and object code for all Bundled Software and Development Software, and all related documentation, necessary for the effective use, maintenance and other exploitation of such Software.

(i) The Software Products and all Development Software owned by the Company or its Subsidiaries were: (i) developed by employees of the Company or any of its Subsidiaries working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed written agreements containing assignment provisions in favor of the Company or a Subsidiary of the Company as assignee that have conveyed to the Company or a Subsidiary of the Company ownership of all of such person’s Intellectual Property rights in the Software Products (other than rights, such as moral rights, that cannot be assigned as a matter of law); or (iii) acquired in connection with acquisitions made by the Company and its Subsidiaries. All material Software Product customizations developed by the Company or its Subsidiaries for its customers are owned by the Company or its Subsidiaries or licensed back to the Company or a Subsidiary of the Company by the customer.

(j) Except for source code escrow provisions and agreements which the Company or its Subsidiaries may have undertaken in the ordinary course of business, the Company and its Subsidiaries have not disclosed any material portion of the source code for any of the Software Products to any third party and to the Knowledge of the Company, no third party has asserted any right to access any source code for any of the Software Products, including pursuant to any release provision of any source code escrow provisions or agreements.

(k) The Company and its Subsidiaries have collected, used, imported, exported and protected all personally identifiable information relating to individuals or customers in accordance with their own privacy policies and in compliance in all material respects with applicable law, including those governing the flow of such information across national borders.

SECTION 3.17 Insurance. Section 3.17 of the Company Disclosure Schedule sets forth a list of all material insurance policies of the Company and its Subsidiaries as of the date of this Agreement (the “Policies”) and a description of the type of insurance covered by the Policies, the dollar limit of the Policies and the annual premiums for the Policies. The Policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy (except with respect to Policies that have been replaced with similar policies). Neither the Company nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs. Neither the Company nor any of its Subsidiaries has any disputed claim or claims with any insurance provider relating to any claims for insurance coverage under any of the Policies.

SECTION 3.18 Opinion of Financial Advisor. Credit Suisse First Boston LLC (“CSFB”) has delivered its opinion to the effect that subject to the various assumptions and qualifications set forth therein, the Per Share Amount is fair from a financial point of view to the stockholders of the Company (the “Fairness Opinion”), other than affiliates of the Company.

SECTION 3.19 Brokers and Other Advisors. Except for CSFB, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

The Company has delivered or made available to Parent a copy of the Company’s engagement letter with CSFB, which letter describe all fees payable to CSFB in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of CSFB by the Company.

SECTION 3.20 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL (“Section 203“)) applicable to the Company is applicable to the Merger or the other Transactions. Assuming the accuracy of the representations made in Section 4.8, the action of the Board of Directors of the Company in approving this Agreement (and the Transactions) and the voting agreements referred to above (and the transactions contemplated thereby) is sufficient to render inapplicable to this Agreement (and the Transactions) and the voting agreements referred to above (and the transactions contemplated thereby) the restrictions on “business combinations” (as defined in Section 203) as set forth in Section 203.

SECTION 3.21 Related Party Transactions. To the Company’s Knowledge as of the date of this Agreement, between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

SECTION 3.22 Change of Control. Section 3.22 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration which is or may become payable to any employee of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries pursuant to any agreement or plan by reason, in whole or in part, of the execution and delivery of this Agreement or the consummation of the Transactions, other than solely as a stockholder of the Company or as a holder of Options, Rights or Stock Awards.

ARTICLE 4

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

SECTION 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and promptly following the execution hereof will be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will: (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub; or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made: (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause “(ii)” of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

SECTION 4.3 Governmental Approvals. Except for: (a) filings required under, and compliance with applicable requirements of, the Securities Act and the Exchange Act; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (c) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4 Information Supplied. The information furnished to the Company by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of such Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.6 Financing. Parent will obtain and have at the Effective Time, sufficient cash resources that, together with the cash that Parent may be permitted to cause the Surviving Corporation to deposit with the Paying Agent immediately following the Effective Time in accordance with the provisions of Section 2.3(a), will enable it to pay the aggregate Merger Consideration pursuant to this Agreement. Parent has provided the Company a copy of the commitment letter from Golden Gate Private Equity, Inc. and the parties named therein addressed to Parent and the Company relating to the financing to be provided in connection with the Transactions (the “Commitment Letter”). The Commitment Letter is in full force and effect.

SECTION 4.7 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 4.8 Ownership of Company Capital Stock. Neither Parent nor Merger Sub “own” (within the meaning of Section 203) or have, within the last three years, “owned” any shares of Company Capital Stock.

ARTICLE 5

Covenants and Agreements

SECTION 5.1 Preparation of the Proxy Statement; Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use commercially reasonable efforts to: (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC with respect thereto as soon as practicable after receipt of any such comments or requests and to have the Proxy Statement cleared by the SEC; and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following clearance by the SEC. The Company shall promptly: (A) notify Parent upon the receipt of any such comments or requests; and (B) provide Parent with copies of correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to such comments or requests or the filing or mailing of the Proxy Statement: (1) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings; and (2) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. Subject to Section 5.3(c), the Proxy Statement shall include the Company Board Recommendation and a copy of the written opinion of CSFB referred to in Section 3.18. If at any time prior to the Company Stockholders Meeting any event shall occur, or fact or information shall be discovered by the Company, that is required to be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and cause such amendment or supplement to be distributed to the stockholders of the Company if and to the extent required by applicable Law. Parent agrees to furnish to the Company all information concerning Parent and its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

(b) The Company shall, as soon as practicable following the clearance of the Proxy Statement by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) to obtain the Company Stockholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation and, unless the board of directors of the Company (or any committee thereof) shall have taken any of the actions referred to in the second sentence of Section 5.3(c), shall use its commercially reasonable efforts to obtain the Company Stockholder Approval.

SECTION 5.2 Conduct of Business of the Company. Except as permitted or contemplated by this Agreement, as set forth on Schedule 5.2 or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to: (x) conduct its business in the ordinary course consistent with past practice; (y) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Material Contracts; and (z) use commercially reasonable efforts to: (i) maintain and preserve intact its business organization and the goodwill of those having business relationships with it; and (ii) retain the services of its present officers and key employees. Without limiting the generality of the foregoing, except as expressly permitted or contemplated by this Agreement, as set forth on Schedule 5.2 or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, unless Parent otherwise consents in writing (which consent will not, solely with respect to clauses “(b),” “(d),” “(e),” “(g),” “(i),” “(j),” “(k)” and “(m)” below and, to the extent relating to the foregoing, clause “(p)” below, be unreasonably withheld or delayed):

(a) (i) authorize for issuance, issue, sell, grant, dispose of, pledge or otherwise encumber any notes, bonds or other debt securities, shares of its capital stock, voting securities, equity interests or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities, equity interests or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; provided, however, that the Company may issue shares of Company Common Stock to participants in the ESPP in accordance with the terms thereof, or upon the exercise of options to purchase shares of Company Common Stock, in each case that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any outstanding shares of Company Capital Stock, or any rights, warrants or options to acquire any shares of Company Capital Stock, other than pursuant to any restricted stock purchase agreement or any similar Contract in existence as of the date of this Agreement and disclosed to Parent; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of Company Capital Stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); or (iv) split, combine, subdivide or reclassify any shares of Company Capital Stock;

(b) establish or acquire any Subsidiary;

(c) incur any indebtedness for borrowed money or guarantee any indebtedness, other than borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company or under the Company’s and its Subsidiaries’ existing credit facilities, in any case in the ordinary course of business consistent with past practice;

(d) sell, transfer, lease, license, mortgage, encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except: (i) licenses granted by the Company in the ordinary course of business to distributors, resellers and customers for customers’ use of the Company’s products and services; (ii) pursuant to Contracts in force at the date of this Agreement and disclosed to Parent; or (iii) dispositions of obsolete assets;

(e) make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $300,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any three-consecutive month period;

(f) make any acquisition (by purchase of securities or assets, merger, consolidation or otherwise) of any other Person, business or division or make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan (other than to its employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice) to, or any guarantee for the benefit of, any Person;

(g) make any advance to its employees (other than for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice);

(h) increase in any manner the compensation of any of its directors, officers or employees, enter into any indemnification agreement (other than agreements with persons who become directors and officers of the Company after the date of this Agreement in a form substantially similar to indemnification agreements between the Company and its officers and directors as of the date of the agreement), enter into, establish or amend any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan or agreement with, for or in respect of any stockholder, director, officer, other employee or consultant, other than as required pursuant to applicable Law or the terms of agreements in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;

(i) hire any employee except for (i) the replacement of any current Employee whose employment with the Company or any of its Subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar or lesser compensation and benefits as such terminated Employee) and (ii) the hiring of a new employee who does not replace any current Employee pursuant to clause “(i)” (A) the sum of whose annual noncontingent cash compensation and annual target commission payments does not exceed $150,000 and (B) whose annual noncontingent cash compensation and annual target commission payments, when aggregated with the annual noncontingent cash compensation and annual target commission payments of all other such new employees, does not exceed $500,000;

(j) enter into, or materially amend, modify or supplement any Material Contract outside the ordinary course of business consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder) or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise) or settle any material litigation or claim made against the Company;

(k) except for customer and reseller contracts entered into in the ordinary course of business, renegotiate or enter into any new license, agreement or arrangement relating to any Intellectual Property sold or licensed by the Company or any of its Subsidiaries;

(l) make or change any material election concerning Taxes or Tax Returns (other than elections made in the ordinary course of business);

(m) make any material changes in financial or tax accounting methods, principles or practices or change an annual accounting period, except insofar as may be required by a change in GAAP or applicable Law;

(n) amend the Company Charter Documents or the Subsidiary Documents;

(o) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; or

(p) agree, in writing or otherwise, to take any of the actions described in clauses “(a)” through “(o)” of this sentence.

SECTION 5.3 No Solicitation by the Company; Etc.

(a) The Company shall cause its and its Subsidiaries’ respective directors, officers, financial advisors, attorneys, accountants and agents to (and the Company shall use commercially reasonable efforts to cause its and its Subsidiaries’ employees (other than officers and directors) to) immediately cease any discussions or negotiations with any Person with respect to a Takeover Proposal pending on the date of this Agreement (it being understood that commercially reasonable efforts with respect to the employees (other than officers and directors) of the Company and its Subsidiaries shall mean causing such employees to comply with this sentence promptly after the Company discovers any noncompliance by such employees). The Company shall cause its and its Subsidiaries’ respective directors, officers, financial advisors, attorneys, accountants and agents not to (and the Company shall use commercially reasonable efforts to cause its and its Subsidiaries’ employees (other than officers and directors) not to): (i) solicit, initiate or knowingly encourage the initiation of any proposals that constitute, or that would reasonably be expected to lead to, any Takeover Proposal; (ii) participate in any discussions with any third party regarding, or furnish to any third party any non-public information with respect to, any Takeover Proposal (it being understood that commercially reasonable efforts with respect to the employees of the Company and its Subsidiaries (other than officers and directors) shall mean causing such employees to comply with this sentence promptly after the Company discovers any noncompliance by such employees); (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Takeover Proposal; or (iv) terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Parent or its affiliates); provided, however, that notwithstanding anything to the contrary contained in this Section 5.3 or elsewhere in this

Agreement, if the Company receives a bona fide written Takeover Proposal not solicited by the Company in violation of this Section 5.3 that the Board of Directors of the Company (or any committee thereof) determines in good faith is reasonably likely to result in a Superior Proposal and with respect to which the Board of Directors of the Company (or any committee thereof) determines in good faith, after consulting with outside legal counsel, that the failure to take the following action would be inconsistent with its fiduciary duties to the Company’s stockholders, then the Company and its Subsidiaries and their respective directors, officers and Representatives may (but only prior to obtaining the Company Stockholder Approval), in response to such Takeover Proposal: (A) enter into a confidentiality agreement with the Person making such Takeover Proposal; (B) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and to such Person’s Representatives), but only if: (1) such Person first enters into a confidentiality agreement with the Company; and (2) concurrently with the delivery to such Person, the Company delivers to Parent all such information not previously provided to Parent; and (C) participate in discussions and negotiations with such Person (and with such Person’s Representatives) regarding such Takeover Proposal (and take the actions referred to in clause “(iv)” of this sentence with respect to such Person and such Takeover Proposal in connection with such discussions and negotiations). Solely for purposes of this Section 5.3(a), any action taken by a Person who is not an officer or director of the Company or one of its Subsidiaries shall not be deemed to be an action taken by the Company or any of its Subsidiaries.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, promptly (but in any event within one business day) after any executive officer or director of the Company becomes aware that any proposal has been received by, any information has been requested from or any discussions or negotiations have been sought to be initiated or continued with, the Company in respect of any Takeover Proposal, the Company shall advise Parent of such proposal, request or other contact (including any terms and conditions thereof and the identity of the person making such proposal, request or other contact and shall advise Parent of any amendments to such proposal or amendments proposed by the Person making such Takeover Proposal). Prior to taking any of the actions referred to in the proviso of Section 5.3(a), the Board of Directors of the Company shall notify Parent of any such action it proposes to take with respect to such Takeover Proposal. Without limiting the foregoing, at least two business days prior to withdrawing or modifying the Company Board Recommendation or recommending a Takeover Proposal pursuant to Section 5.3(c), the Board of Directors of the Company shall notify Parent of any such action it proposes to take and, during such two business day period, the Board of Directors of the Company (or any committee thereof) shall negotiate in good faith with Parent with respect to any revised proposal to acquire the Company Common Stock that Parent may make prior to or during such two business day period; provided, however, that if the Board of Directors of the Company (or any committee thereof) determines in good faith after consulting with outside legal counsel, that the failure to make such withdrawal, modification or recommendation within such two business day period would be inconsistent with its fiduciary duties to the Company’s stockholders, then such two business day period shall be such shorter period as the Board of Directors of the Company (or any committee thereof) determines is not inconsistent with its fiduciary duties to the Company’s stockholders (it being agreed and understood that the foregoing proviso shall not apply to or in any way be deemed to shorten the two business day period described in Section 7.1(e)(ii)).

(c) Except as permitted by this Section 5.3(c): (i) the Board of Directors of the Company shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation; (ii) neither the Board of Directors of the Company nor any committee thereof shall approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; and (iii) neither the Board of Directors of the Company nor any committee thereof shall authorize or cause the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement related to any Takeover Proposal (other than a confidentiality agreement pursuant to Section 5.3(a)). Notwithstanding the foregoing or any other provision of this Agreement: (A) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, any committee of the Board of Directors of the Company may withdraw or modify its recommendation with respect to the Merger and the Board of Directors of the Company (or any committee thereof) may recommend a Takeover Proposal, if the Board of Directors of the Company (or such committee) determines in good faith after consulting with outside legal counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with its fiduciary duties to the Company’s stockholders; and (B) the Board of Directors of the Company (or any committee thereof) may, contemporaneously with the termination of this Agreement pursuant to Section 7.1(e)(ii), cause the Company to enter into a letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal.

(d) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company (or any committee thereof) from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act.

SECTION 5.4 Further Action; Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party hereto shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (ii) make any additional filings required by any applicable Competition Law and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; and (iii) subject to applicable Laws relating to access to and the exchange of information, use commercially reasonable efforts to: (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any legal, administrative, arbitral or other proceeding by a private party, in each case regarding any of the Transactions; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), in the event that any legal, administrative, arbitral or other proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable efforts: (i) to vigorously defend, contest and resist any such proceeding; (ii) to have vacated, lifted, reversed or overturned any injunction, order, judgment, ruling or decree, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (iii) to resolve objections.

SECTION 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except: (a) as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release, in which case neither the Company nor Parent shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent practicable; and (b) as may be consistent with actions taken by the Company or its Board of Directors (or any committee thereof) pursuant to Section 5.3(c).

SECTION 5.6 Access to Information; Confidentiality. Subject to applicable Laws relating to access to and the exchange of information (and solely to the extent reasonably necessary to consummate the Transactions or plan the post-Closing integration of Parent and the Company): (a) the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and on reasonable advance notice to the Company’s and its Subsidiaries’ properties, books, records and Representatives; and (b) the Company shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to Parent: (i) a copy of each report, schedule and other document filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws; and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request for the purposes referred to above. Except for disclosures permitted by the terms of the letter agreement, dated as of February 9, 2005, between Parent and the Company (as it may be amended from time to time, the “Non-Disclosure Agreement”), Parent shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Non-Disclosure Agreement. No investigation, or information received, pursuant to this Section 5.6 will affect or modify any of the representations and warranties of the Company.

SECTION 5.7 Notification of Certain Matters. The Company shall use reasonable efforts to give prompt notice to Parent, and Parent shall use reasonable efforts to give prompt notice to the Company, of: (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions, if the subject matter of such communication would reasonably be expected to be material to the Company, the Surviving Corporation or Parent; (b) any investigation or legal, administrative, arbitral or other proceeding relating to the Transactions, to such party’s Knowledge, commenced or threatened against such party or any of its Subsidiaries; (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or would reasonably be expected to cause any representation or warranty made by such party contained in this Agreement: (i) that is qualified as to materiality or Material Adverse Effect to be untrue; and (ii) that is not so qualified to be untrue in any material respect; and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (nor shall any information provided pursuant to Section 5.6)): (A) be considered in determining whether any representation or warranty is true for purposes of Article 6 or Article 7; (B) cure any breach or non-compliance with any other provision of this Agreement; or (C) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this Section 5.7 shall not be considered in determining whether the condition set forth in Section 6.2(b) or Section 6.3(b) has been satisfied or the related termination right in Article 7 is available.

SECTION 5.8 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, the individuals who at or prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the Company Charter Documents as in effect on the date of this Agreement; and (ii) any applicable contract as in effect on the date of this Agreement which is disclosed to Parent.

(b) Without limiting the provisions of Section 5.8(a), during the period commencing with the Closing and ending on the sixth anniversary of the Effective Time, Parent shall: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its Subsidiaries; or (B) any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 5.8(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.8(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

(e) In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.

SECTION 5.9 Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no settlement or any such litigation shall be agreed to without Parent’s prior consent (which consent shall not be unreasonably withheld or delayed).

SECTION 5.10 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses.

SECTION 5.11 Employee Benefits.

(a) Unless Parent delivers written notice to the Company no later than five business days prior to the Effective Time providing otherwise, the Company shall take all action necessary to terminate, or cause to be terminated, before the Effective Time, any Company Plan that is a 401(k) plan or other defined contribution retirement plan or employee stock purchase plan. In the event Parent does not deliver such written notice, then within ninety (90) days of the Closing Date, Parent shall, to the extent permitted by law, arrange for the employees of the Company who were eligible to participate in the Blue Martini Software, Inc. 401(k) Plan the opportunity to participate in a plan described in Section 401(k) of the Code.

(b) From and after the Effective Time, the Surviving Corporation shall honor in accordance with their respective terms the employment and other similar agreements between the Company and its Subsidiaries and their respective current employees that are set forth on Section 3.11(a) of the Company Disclosure Schedule. Should Parent, at any time within the one year period following the Effective Time (such period of time, the “Protected Period”), terminate one or more of the Company Plans (other than any equity-based Company Plan, to which the provisions of this Section 5.12(b) shall not apply), then Parent shall at that time (the “Company Plan Termination Date”) include the employees of the Company and its Subsidiaries in the corresponding welfare benefit plans and other employee benefit plans of Parent on the same basis and terms as Parent’s similarly situated employees participate. All such welfare benefit plans of Parent in which the employees of the Company or its Subsidiaries participate after the Company Plan Termination Date pursuant to the preceding sentence shall provide credit for all service with the Company and its Subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such employees under a similar Company Plan, including: (i) all employee benefit plans, programs, policies and fringe benefits to be provided to such employees for purposes of eligibility and vesting; (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee’s severance benefits; and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee’s vacation and sick leave. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) in which employees of the Company or its Subsidiaries participate following the Effective Time pursuant to this Section 5.11(b), Parent or its Subsidiaries shall: (A) cause there to be waived any pre-existing condition or eligibility limitations; and (B) give effect, in determining any deductible and maximum out-of-pocket limitations payable during the plan year in which the Effective Time occurs, to claims incurred and amounts paid by, and amounts reimbursed to, employees of the Company and its Subsidiaries during such plan year under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.11 shall impede or limit Parent, Merger Sub, the Company or any of their Affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law and applicable Contracts, and nothing in this Section 5.11 is intended or shall confer on any person other than the parties to this Agreement any rights or remedies or the status of a third party beneficiary hereunder.

ARTICLE 6

Conditions Precedent

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b) Antitrust.

(i) Any waiting period (and any extension of such period) under the HSR Act applicable to the Transactions shall have expired or shall have been terminated;

(ii) The applicable filings, approvals or expiration or termination of any applicable waiting periods under Foreign Antitrust Laws in jurisdictions in which such filings, approvals, expiration or termination are required by Law to be made, obtained, expired or terminated prior to the Closing, shall have been made or obtained or shall have expired or been terminated, except where the failure to make such filing, obtain such approval or allow such waiting period to expire or terminate would not have a Company Material Adverse Effect or a Parent Material Adverse Effect; and

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, whether temporary, preliminary or permanent (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal or otherwise imposing material limitations on the ability of Parent and Merger Sub effectively to acquire or hold the business of the Company and its Subsidiaries.

SECTION 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except for representations and warranties expressly made as of an earlier date, in which case as of such earlier date); provided, however, that (i) all materiality and “Company Material Adverse Effect” qualifiers shall be disregarded in determining the accuracy of such representations and warranties for purposes of this Section 6.2(a) and (ii) the condition set forth in this Section 6.2(a) shall be deemed satisfied unless the effect of all such failures of such representations and warranties to be true and correct, taken together, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(c) Officer’s Certificate. Parent shall have received a certificate, signed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b);

(d) Company Material Adverse Effect. Since the date of this Agreement through the Closing Date, there shall have been no change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(e) No Governmental Litigation. There shall not be any legal, administrative, arbitral or other proceeding pending before any Governmental Authority in which a Governmental Authority is a party that would or would reasonably be expected to: (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Merger or the other Transactions; or (ii) impose material limitations on the ability of Parent effectively to exercise full rights of ownership of all shares of the Surviving Corporation;

(f) Certified Copies. At or prior to the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s stockholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws of the Company that will be in effect immediately prior to the Effective Time; and

(g) Capitalization. The sum of the cash amounts to be paid to (i) the Company’s stockholders in respect of outstanding shares of Company Common Stock pursuant to Section 2.1(c) other than outstanding shares of Company Common Stock issued after the date of this Agreement pursuant to the ESPP in accordance with its terms and conditions as in effect on the date of this Agreement, (ii) the holders of Options in respect of Options pursuant to Section 2.4(a) and (iii) the holders of Warrants in respect of Warrants pursuant to Section 2.4(c), shall not exceed the sum of (A) $54,834,185 and (B) the aggregate amount of cash paid or payable to the Company upon the exercise of Options and Warrants that are identified on the Company Disclosure Schedule and the notice of exercise of which was received by the Company on or after the date of this Agreement.

SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except for representations and warranties expressly made as of an earlier date, in which case as of such earlier date); provided, however, that (i) all materiality and “Parent Material Adverse Effect” qualifiers shall be disregarded in determining the accuracy of such representations and warranties for purposes of this Section 6.3(a) and (ii) the condition set forth in this Section 6.3(a) shall be deemed satisfied unless the effect of all such failures of such representations and warranties to be true and correct, taken together, has had, or would reasonably be expected to have, a Parent Material Adverse Effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c) Cash Deposit. Parent shall have deposited with the Payment Agent cash in an amount that, together with the cash that Parent may be causing the Surviving Corporation to deposit with the Paying Agent immediately following the Effective Time in accordance with the provisions of Section 2.3(a), is sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c) upon surrender of Certificates representing outstanding shares of Company Capital Stock.

(d) Officer’s Certificate. The Company shall have received a certificate, signed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

SECTION 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE 7

Termination

SECTION 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before July 31, 2005 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement; or

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the imposition of such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent if: (i) there is an inaccuracy in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied; or (ii) there has been a breach by the Company of any of its covenants in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (the events described in clauses “(i)” and “(ii)” of this sentence being referred to as a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable through the exercise of reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(c) unless such Terminating Company Breach has not been cured within twenty business days after notice thereof is received by the Company; or

(d) by Parent within ten days following the Board of Directors of the Company (or any committee thereof) taking any of the actions described in clause “(A)” of the second sentence of Section 5.3(c); or

(e) by the Company:

(i) if: (A) there is an inaccuracy in any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied; or (B) there has been a breach by Parent or Merger Sub of any of their respective covenants in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (the events described in clauses “(A)” and “(B)” of this sentence being referred to as a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable through the exercise of reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(e)(i) unless such Terminating Parent Breach has not been cured within twenty business days after notice thereof is received by Parent; or

(ii) at any time prior to the Company Stockholder Approval, following receipt of a Superior Proposal, provided, however, that: (A) prior to such termination, the Company has provided Parent a written notice of the Company’s intent to exercise its right to terminate pursuant to this Section 7.1(e)(ii), which notice describes the Superior Proposal and the parties thereto; and (B) within two business days following the delivery of the notice described in clause “(A)” of this sentence, Parent does not propose adjustments in the terms and conditions of this Agreement which the Company’s Board of Directors (or any committee thereof) determines in its good faith judgment (after consultation with an independent financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders than such Superior Proposal.

SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the penultimate sentence of Section 5.6, Sections 5.10, 7.2 and 7.3 and Article 8, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except: (a) the Company may have liability as provided in Section 7.3; and (b) nothing shall relieve any party hereto from liability for any willful, material breach of this Agreement.

SECTION 7.3 Termination Fee.

(a) In the event that this Agreement is terminated by:

(i) the Company pursuant to Section 7.1(e)(ii);

(ii) Parent pursuant to Section 7.1(d); or

(iii) by the Company or Parent pursuant to Section 7.1(b)(iii) if, prior to the Company Stockholders Meeting: (A) a Takeover Proposal shall have been publicly disclosed, announced, commenced, submitted or made; (B) such Takeover Proposal shall not have been withdrawn at least five days prior to the Company Stockholders Meeting; and (C) within 180 days after the date of the termination of this Agreement, the

Company and the Person who had commenced, submitted or made such Takeover Proposal consummate an Acquisition Transaction,

then, in the case of clause “(i)” and clause “(ii)” of this sentence, at the time of termination or, in the case of clause “(iii)” of this sentence, at the time of consummation of the Acquisition Transaction referred to in clause “(iii)” of this sentence, the Company shall pay to Parent, a fee of $1,622,000 minus any amounts previously paid by the Company pursuant to Section 7.3(b), in cash. Such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(b) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii), the Company shall reimburse Parent for reasonable, documented, out-of-pocket Expenses incurred by Parent and Merger Sub in an amount not to exceed $500,000. Such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent within 10 business days of the Company’s receipt of adequate documentation of the amount of such Expenses.

(c) For purposes of this Agreement, an “Acquisition Transaction” means any transaction or series of transactions involving: (A) an acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries having a fair market value equal to 50% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (B) a direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 50% or more of the voting power of the Company; (C) a tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the voting power of the Company; or (D) a merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or involving any Subsidiary (or Subsidiaries) (other than: (1) mergers, consolidations, business combinations or similar transactions involving solely the Company and/or one or more Subsidiaries of the Company; and (2) mergers, consolidations, business combinations or similar transactions that if consummated would result in a Person beneficially owning not more than 50% of any class of equity securities of the Company or any of its Subsidiaries.

(d) The Company and Parent acknowledge that the fee and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent and the Company would not enter into this Agreement.

ARTICLE 8

Miscellaneous

SECTION 8.1 Nonsurvival of Representations and Warranties. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2 and Section 7.3, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article 2 and Sections 5.8, 5.9, 5.10 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely. The Non-Disclosure Agreement shall: (a) survive termination of this Agreement in accordance with its terms; and (b) terminate as of the Effective Time.

SECTION 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company and Merger Sub, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company or Merger Sub without such approval.

SECTION 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party hereto may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided that each of Parent and Merger Sub may, without the prior written consent of the Company, assign (a) its rights, interests and obligations to any of their respective affiliates or direct or indirect subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligations or (b) for collateral security purposes, its rights and interests to any lender providing financing to Parent, Merger Sub or any of their affiliates. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment or delegation not permitted under this Section shall be null and void.

SECTION 8.5 Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule and the Non-Disclosure Agreement: (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

SECTION 8.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9 Consent to Jurisdiction. Each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Court of Chancery of the State of Delaware.

SECTION 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile); or (d) the third business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub, to:

Multi-Channel Holdings, Inc.

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, CA 94111

Attention: Prescott Ashe and Rajeev Amara

Facsimile: 415-627-4501

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, CA 94104

Attention: Stephen D. Oetgen

Facsimile: (415) 439-1500

If to the Company, to:

Blue Martini Software, Inc.

2600 Campus Drive

San Mateo, CA 94403

Attention: Chief Executive Officer and

General Counsel

Facsimile: (650) 356-7700

with a copy (which shall not constitute notice) to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: Eric C. Jensen, Esq. and Jennifer F. DiNucci, Esq.

Facsimile: (650) 849-7400

SECTION 8.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

“Company Stock Plans” shall mean the Blue Martini Software, Inc. 2000 Equity Incentive Plan, the Blue Martini Software, Inc. 2000 Non-Employee Directors’ Stock Option Plan and the ESPP.

“Competition Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“ESPP” shall mean the Blue Martini Software, Inc. 2000 Employee Stock Purchase Plan.

“Expenses” shall mean all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” of any Person shall mean all intellectual property rights arising from or in respect of the following: (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights; (iv) proprietary discoveries, concepts, ideas, research and development, know-how, formulae, algorithms, subroutines, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals; and (v) Software.

“Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the actual knowledge of such Person’s executive officers and directors.

“Permitted Liens” shall mean (i) statutory liens securing payments not yet due; (ii) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the unaudited consolidated financial statements of the Company and its Subsidiaries as of September 30, 2004; and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair the business operations of the Company or its Subsidiaries as currently conducted.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Representatives” of any Person shall mean its directors, officers, employees, financial advisors, attorneys, accountants, agents and other representatives.

“Rights” shall have the meaning assigned to such term in the ESPP.

“Software” means all: (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

“Stock Awards” shall have the meaning assigned to such term in the Blue Martini Software, Inc. 2000 Equity Incentive Plan.

“Subsidiary” when used with respect to any party hereto, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” shall mean a bona fide written offer to acquire, for consideration consisting of cash and/or securities, equity securities or assets of the Company, made by a third party, which (A) is on terms and conditions which the Board of Directors of the Company (or any committee thereof) determines in its good faith judgment (after consultation with an independent financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders than the Merger (including any adjustment to the terms and conditions of the Merger proposed in writing by Parent in response to such proposal) and (B) is, in the good faith judgment of the Board of Directors of the Company (or any committee thereof), reasonably capable of being consummated in a timely manner (taking into account, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such proposal and any Competition Law approvals or non-objections).

“Takeover Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) providing for any: (A) acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries having a fair market value equal to 15% or more of the Company’s consolidated assets; (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of the voting power of the Company; (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the voting power of the Company; (D) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or involving any Subsidiary (or Subsidiaries) (other than: (1) mergers, consolidations, business combinations or similar transactions involving solely the Company and/or one or more Subsidiaries of the Company; and (2) mergers, consolidations, business combinations or similar transactions that if consummated would result in a Person beneficially owning not more than 15% of any class of equity securities of the Company or any of its Subsidiaries); or (E) any public announcement of an agreement, proposal or plan to do any of the foregoing; in each case, other than the Transactions; provided, however, that for purposes of Section 7.3(a), the references to “15%” in this definition of Takeover Proposal shall be deemed instead to refer to “50%”.

“Transactions” refers to the transactions contemplated hereby, including the Merger.

The following terms are defined in the section of this Agreement set forth after such term below:

Agreement	First paragraph
Appraisal Shares	2.2
Acquisition Transaction	7.3(c)
Balance Sheet Date	3.5(e)
Bankruptcy and Equity Exception	3.3(a)
Certificate	2.3(a)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
COBRA	3.11(h)
Company Board Recommendation	3.3(b)
Company Charter Documents	3.1(c)
Company Disclosure Schedule	Article 3
Company Material Adverse Effect	3.1(a)
Company Plans	3.11(a)
Company Real Property	3.14(b)
Company SEC Documents	3.5(a)
Company Stockholder Approval	3.3(d)
Company Stockholders Meeting	5.1(b)
Contract	3.3(c)
CSFB	3.18
D&O Insurance	5.8(c)
DGCL	1.1
DOJ	5.4(a)
Effective Time	1.3
Employees	3.11(a)
Environmental Laws	3.12(d)(i)
Environmental Liabilities	3.12(d)(ii)
ERISA	3.11(a)
ERISA Affiliates	3.11(e)
Exchange Act	3.4
Fairness Opinion	3.18

Filed Company SEC Documents	3.5(d)
Foreign Antitrust Laws	3.4
FTC	5.4(a)
Hazardous Materials	3.12(d)(iii)
Indemnitees	5.8(a)
Laws	3.8(a)
Liens	3.1(b)
Material Contract	3.13(a)
Merger	Recitals
Merger Consideration	2.1
Multiemployer Plan	3.11(a)
Non-Disclosure Agreement	5.6
Option	2.4(a)
Option Consideration	2.4(a)
Outside Date	7.1(b)(i)
Parent Material Adverse Effect	4.2
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Permits	3.8(b)
Per Share Amount	2.1(c)
Policies	3.17
Protected Period	5.11(b)
Proxy Statement	3.4
Release	3.12(d)(iv)
Restraints	6.1(c)
SEC	2.4(d)
Section 203	3.20
Section 262	2.2
Securities Act	3.1(b)
Subsidiary Documents	3.1(c)
Surviving Corporation	1.1
Tax Returns	3.10(k)
Taxes	3.10(k)
Terminating Company Breach	7.1(c)
Terminating Parent Breach	7.1(e)(i)

SECTION 8.13 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MULTI-CHANNEL HOLDINGS, INC.

By:	/s/ Prescott Ashe
Name:	Prescott Ashe
Title:	President

BMS MERGER CORPORATION

By:	/s/ Prescott Ashe
Name:	Prescott Ashe
Title:	President

BLUE MARTINI SOFTWARE, INC.

By:	/s/ Monte Zweben
Name:	Monte Zweben
Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Annex B

February 28, 2005

Special Committee of the Board of Directors

Blue Martini Software, Inc.

2600 Campus Drive

San Mateo, CA 94403

Members of the Special Committee:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.001 per share (“Company Common Stock”), of Blue Martini Software, Inc. (the “Company”), other than affiliates of the Company, of the Consideration (as defined below) to be received by such holders, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 28, 2005 (the “Merger Agreement”), by and among Multi-Channel Holdings, Inc. (“Parent”), BMS Merger Corporation (“Sub”), a direct wholly owned subsidiary of Parent, and the Company. The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with Sub pursuant to which the Company will become a wholly owned subsidiary of Parent and each outstanding share of Company Common Stock will be converted into the right to receive $4.00 in cash (the “Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, as well as certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts of the Company that we have reviewed, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We also have assumed, with your consent, that in the course of obtaining any necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than affiliates of the Company, of the Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

B-1

We have acted as financial advisor to the Special Committee of the Board of Directors in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. We and our affiliates have in the past provided financial and investment banking services to affiliates of the Parent unrelated to the Merger for which we have received compensation and we and our affiliates may in the future provide such services to the Parent and its affiliates for which we would expect to receive compensation. CSFB and its affiliates, including funds managed or advised by CSFB or certain of its affiliates, may have investments in the Parent and have investments in affiliates of the Parent, including funds managed or advised by affiliates of the Parent. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company and affiliates of the Parent for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Special Committee in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders, other than affiliates of the Company.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

By:	/S/ STORM DUNCAN
Title:	Managing Director

B-2

Annex C

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, California 94111

Telephone (415) 627-4500

Telecopier (415) 627-4501

February 28, 2005

Multi-Channel Holdings, Inc.

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, California 94111

Attention: Prescott Ashe

Blue Martini Software, Inc.

2600 Campus Drive, Suite 200

San Mateo, CA 94403

Attention: Monte Zweben

Gentlemen:

Multi-Channel Holdings, Inc., a Delaware corporation (“Parent”), has informed the signatory to this commitment letter that it proposes to acquire (the “Acquisition”) 100% of the capital stock of Blue Martini Software, Inc., a Delaware corporation (“BMS”), pursuant to an agreement and plan of merger dated on or about the date of this commitment letter (as amended from time to time in accordance with its terms, the “Merger Agreement”) by and among Parent, BMS Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and BMS. The Acquisition is intended to be effected by the merger of Merger Sub with and into BMS, with BMS surviving the merger (the “Merger”).

The signatories to this letter (collectively, “Golden Gate Capital”) are pleased to advise you that Golden Gate Capital is committed to invest at or prior to the Closing (as defined in the Merger Agreement) an amount (not to exceed $54,834,185) in cash that, together with the cash that Parent is entitled to cause BMS to deposit with the paying agent immediately following the effective time of the Merger in accordance with the provisions of Section 2.3(a) of the Merger Agreement, is equal to the aggregate Merger Consideration payable under the Merger Agreement (the “Commitment”) for the acquisition of equity and/or debt securities of Parent, as a source of funds required to fund the Acquisition and the Merger in accordance with the terms of the Merger Agreement. Golden Gate Capital’s commitment is conditioned only upon the prior fulfillment or waiver in writing by Parent of each and all of the conditions precedent to Parent’s and Merger Sub’s obligations to consummate the Merger under the Merger Agreement.

Golden Gate Capital further agrees that in the event that (a) a court of competent jurisdiction renders a judgment in any legal proceeding (a “Judgment”) in which BMS has claimed or alleged that Parent and/or Merger Sub has breached or committed a default under the Merger Agreement in any manner (including without limitation by wrongfully terminating the Merger Agreement), and (b) the terms of such Judgment require that Parent and/or Merger Sub make or cause to be made a cash payment to BMS (the “Required Cash Payment”) in satisfaction of such Judgment, Golden Gate Capital shall, not later than ten (10) days after the receipt of such Judgment by Golden Gate Capital, or on such later date as BMS may direct Golden Gate Capital in writing, invest in Parent for the purpose of funding the Required Cash Payment (the “Judgment Funding”) an amount in cash equal to the lesser of (i) $5,000,000 or (ii) the amount of the Required Cash Payment for the acquisition of equity securities of Parent (such lesser amount, the “Funding Amount”). In addition, Parent shall, contemporaneously with its receipt of such investment, provide BMS with reasonable written confirmation that such investment has been made. In no event shall Parent or Golden Gate Capital cause or permit the redemption

Multi-Channel Holdings, Inc.

Blue Martini Software, Inc.

February 28, 2005

or repurchase by Parent of any securities of Parent held by Golden Gate Capital following the making of the Judgment Funding until the Required Cash Payment (or such other amount as may be ultimately awarded to BMS in a final, non-appealable judgment in such legal proceeding) has been paid in full by Parent and/or Merger Sub to BMS.

Golden Gate Capital reserves the right, prior to or after execution of definitive documentation for the financing transactions contemplated hereby, to cause any portion of its Commitment hereunder to be fulfilled by causing one or more of its affiliates or other investors to actually fund all or any portion of the investment in Parent required by this commitment letter, and upon the actual funding of such portion of Golden Gate Capital’s Commitment, Golden Gate Capital’s remaining Commitment hereunder shall be correspondingly reduced.

The parties hereto acknowledge that BMS is a third party beneficiary of this commitment letter. This commitment letter will inure to the benefit of and be enforceable by BMS, on its own behalf and on behalf of or in the name of Parent, and this commitment letter shall be considered a guaranty in favor of BMS by Golden Gate Capital solely (a) of the payment obligations of Parent under Article 2 of the Merger Agreement in an amount not to exceed the Commitment and (b) of the Judgment Funding, and shall be and have the same force and effect as such a guaranty solely with respect to the payment obligations described in clauses “(a)” and “(b)” of this paragraph.

This commitment letter may not be amended or modified or waived by Parent in any manner adverse to BMS without the prior written consent of BMS. There is no express or implied intention to benefit any other third party, and nothing herein is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, on any person other than Parent, Merger Sub and BMS.

Golden Gate Capital’s obligation to fund the Commitment will expire on the earlier to occur of (i) the consummation of the Merger and the satisfaction of Parent’s payment obligations under Article 2 of the Merger Agreement and (ii) the termination of the Merger Agreement in accordance with the terms thereof. Golden Gate Capital’s obligation to make the Judgment Funding will expire on the earliest to occur of (i) the consummation of the Merger and the satisfaction of Parent’s payment obligations under Article 2 of the Merger Agreement, (ii) the expiration of all applicable statutes of limitation governing claims by BMS that Parent and/or Merger Sub has breached or committed a default under the Merger Agreement and (iii) the making of the Judgment Funding in full. From and after the expiration of all of Golden Gate’s obligations under this commitment letter, Golden Gate Capital will have no further liability or obligation to any person or entity as a result of this commitment letter.

This commitment letter shall be governed by and construed in accordance with the internal laws of the State of New York (excluding the provisions of such laws regarding conflicts of law). Under no circumstances shall Golden Gate Capital be liable to any person for consequential, punitive, exemplary, or special damages. Capitalized terms used and not otherwise defined in this letter shall have the meaning ascribed to such terms in the Merger Agreement.

This commitment letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. The rights of Parent or the beneficiary under this commitment letter may not be assigned in any manner without Golden Gate Capital’s prior written consent. The obligations of Golden Gate Capital under this commitment letter may not be assigned in any manner except as expressly set forth herein.

* * * * *

Multi-Channel Holdings, Inc.

Blue Martini Software, Inc.

February 28, 2005

If you are in agreement with the terms of this commitment letter, please forward an executed copy of this commitment letter to the undersigned. We appreciate the opportunity to work with you on this transaction.

Yours sincerely,

GOLDEN GATE PRIVATE EQUITY, INC.

By:	/s/ David Dominik
Its:	Managing Director

GOLDEN GATE CAPITAL INVESTMENT FUND II, L.P.

By:	/s/ David Dominik
Its:	Managing Director

Accepted and Agreed to as of the date first above written. MULTI-CHANNEL HOLDINGS, INC.

By:	/s/ David Dominik
Name:	David Dominik
Title:	Vice President

BLUE MARTINI SOFTWARE, INC.

By:	/s/ Monte Zweben
Name:	Monte Zweben
Title:	Chairman and Chief Executive Officer

BLUE MARTINI SOFTWARE, INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD [ • ], 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF BLUE MARTINI SOFTWARE, INC.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Blue Martini Software, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BLMRT1 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

BLUE MARTINI SOFTWARE, INC.
	For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1	o	o	o

PROPOSAL 1: To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 28, 2005, among Multi-Channel Holdings, Inc., BMS Merger Corporation, a wholly-owned subsidiary of Multi-Channel Holdings, Inc., and Blue Martini Software, Inc., as it may be amended from time to time (the “merger agreement”).

	For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2	o	o	o

PROPOSAL 2: To vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement.

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer. If signing for a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

FOLD AND DETACH HERE

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BLUE MARTINI SOFTWARE, INC.

2600 Campus Drive

San Mateo, California 94403

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [ • ], 2005

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held [ • ], 2005 and the Proxy Statement and hereby appoints Monte Zweben and Eran Pilovsky, and each of them, each with the power to appoint his or her substitute and hereby authorizes them, as attorneys-in-fact and proxies of the undersigned, to represent and to vote as designated on the reverse side, all shares of common stock of Blue Martini Software, Inc. (the “Company”) held of record by the undersigned on [ • ], 2005 at the Special Meeting of Stockholders to be held at 2600 Campus Drive, San Mateo, California 94403 on [ • ], 2005 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND, IF NECESSARY, PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE